Exhibit 10.1

Execution Version

PURCHASE AND ASSUMPTION AGREEMENT

dated as of

June 29, 2012

by and among

STERLING SAVINGS BANK

and

EAGLE BANCORP MONTANA, INC. and AMERICAN FEDERAL SAVINGS BANK

-i-

-ii-

-iii-

List of Schedules

Schedule 1.1(a)	Assumed Contracts
Schedule 1.1(b)	Assumed Deposits
Schedule 1.1(c)	Home Loan Division Facilities
Schedule 1.1(d)	Net Book Value of Assets
Schedule 1.1(e)	Personal Property
Schedule 1.1(f)	Personal Property Leases
Schedule 1.1(g)	Pipeline Mortgage Loans
Schedule 1.1(h)	Purchased Branches
Schedule 1.1(i)	Purchased Loans
Schedule 1.1(j)	Real Property
Schedule 1.1(k)	Seller’s Knowledge
Schedule 1.1(l)	Transferred Wealth Management Relationship
Schedule 2.1(a)(i)	Owned Real Property
Schedule 2.1(a)(xiii)	ATM Units Owned by Seller
Schedule 2.1(b)	Certain Excluded Assets
Schedule 2.3(a)	Certain Out-of-State Assumed Deposits
Schedule 2.4(c)	Excluded IRA/Keogh Account Deposits
Schedule 3.5(b)	Form of Bill of Sale
Schedule 3.5(c)	Form of Assignment and Assumption Agreement
Schedule 3.5(d)	Form of Branch Lease Assignments
Schedule 3.5(e)	Form of Tenant Lease Assignments
Schedule 4.9	Schedule of Processing Fees
Schedule 5.3	Approvals and Consents
Schedule 5.16(a)(i)	Branch Employees
Schedule 5.16(a)(ii)	Employment Agreement
Schedule 6.4	Regulatory Matters
Schedule 7.1	Conduct of the Purchased Branches Prior to Closing
Schedule 7.4(a)	Consents
Schedule 7.4(b)-1	Estoppel Certificate – Branch Lease
Schedule 7.4(b)-2	Estoppel Certificate – Tenant Lease
Schedule 8.7(c)	Transferred Employees Severance

-iv-

This PURCHASE AND ASSUMPTION AGREEMENT, dated as of June 29, 2012 (this “Agreement”), by and among (i) Sterling Savings Bank, a Washington state-chartered bank, with its principal office located in Spokane, Washington (“Seller”) and (ii) Eagle Bancorp Montana, Inc., a bank holding company, organized under the laws of Delaware, with its principal office located in Helena, Montana (“Eagle”) and American Federal Savings Bank, a wholly-owned subsidiary of Eagle and a Federal savings bank, with its principal office located in Helena, Montana (“American Federal”) (American Federal and Eagle collectively referred to as “Purchaser”).

RECITALS

WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to transfer to Purchaser, certain banking operations in the State of Montana, in accordance with and subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and obligations set forth herein, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

1.1.          Certain Definitions.  The terms set forth below are used in this Agreement with the following meanings:

“Accrued Interest” means, as of any date, (a) with respect to an Assumed Deposit, interest which is accrued on such Assumed Deposit to but excluding such date and not yet posted to the relevant deposit account and (b) with respect to a Purchased Loan, interest which is accrued on such Purchased Loan or such security to but excluding such date and not yet paid.

“ACH” has the meaning set forth in Section 4.3.

“ACH Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3.

“Acquiring Person” has the meaning set forth in Section 7.6(a).

“Adjusted Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Assumed Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Purchase Price, each as set forth on the Final Closing Statement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that for purposes of this Agreement, Thomas H. Lee Advisor, LLC, Warburg Pincus Private Equity X, L.P., and their respective affiliates shall not be deemed to be Affiliates of Seller.

“Agreement” means this Purchase and Assumption Agreement, including all schedules, exhibits and addenda, each as amended from time to time in accordance with Section 12.9(b).

“Appraised Value” means, with respect each item of Owned Real Property, the appraised value determined by an appraiser jointly selected by Purchaser and Seller as of date within thirty (30) days of the Closing Date, or such other value as may be mutually agreed by Purchaser and Seller.

“Assets” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.5(c).

“Assumed Contracts” means each of the contracts set forth on Schedule 1.1(a) under which goods or services are provided to Seller exclusively for or at the Purchased Branches or Home Loan Division Facilities and any contracts entered into by Seller in accordance with Section 7.1 to the extent exclusively related to the operations of the Branches or the Home Loan Division; provided that no contract entered into by Seller in accordance with Section 7.1 shall be an “Assumed Contract” unless expressly agreed to by Purchaser.  Schedule 1.1(a) shall be accurate as of June 22, 2012 and updated by Seller as of the date that is three (3) calendar days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date).

“Assumed Deposit(s)” means deposit liabilities with respect to deposit accounts that are held by the Seller and attributable to the Purchased Branches and that constitute “deposits” for purposes of the Federal Deposit Insurance Act, 12 U.S.C. § 1813, including collected and uncollected deposits and Accrued Interest, but excluding (1) any Excluded IRA/Keogh Account Deposits, (2) any Excluded Deposits and (3) any liabilities which, notwithstanding Section 7.4, are not transferable pursuant to applicable law or regulation.  Schedule 1.1(b) contains a complete and accurate list of Assumed Deposits as of June 22, 2012 with such schedule (A) specifying the identity of the accountholder and the type of account for each Assumed Deposit and (B) including a copy of the general terms and conditions governing each category of deposits, and such list shall be updated, as mutually agreed to by Seller and Purchaser, as of the Cut-off Date (and delivered to Purchaser within two (2) calendar days of the Cut-off Date) and further updated as of the date that is three (3) calendar days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date).

“Assumed Liabilities” has the meaning set forth in Section 2.2(a).

“Benefit Plan” means each employee benefit plan, program or other arrangement that is sponsored or maintained by Seller or any of its Affiliates or to which Seller or any of its Affiliates contributes or is obligated to contribute, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, commission, compensation, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, agreement, program or policy.

“Branch Employees” means the employees of Seller or its Affiliates employed at the Branches or the Home Loan Division Facilities on the Closing Date (including any employees who are Leave Recipients).

“Branch Lease Assignments” has the meaning set forth in Section 3.5(d).

“Branch Lease Security Deposit” means any security deposit held by the lessor under a Branch Lease.

“Branch Leases” means the leases under which Seller leases land and/or buildings used as Branches or Home Loan Division Facilities, including ground leases, together with the real property interests, and any and all other rights, granted thereunder to Seller.

“Branches” means, collectively, the Purchased Branches and “Branch” refers to each such Branch or any one of the Branches.

“Business Day” means a day on which banks are generally open for business in the State of Washington or the State of Montana, and which is not a Saturday or Sunday.

“Cash on Hand” means, as of any date, all petty cash, vault cash, teller cash, ATM cash, coin counter cash and prepaid postage held at a Branch.

“Closing” and “Closing Date” refer to the closing of the P&A Transaction, which is to be held on such date as provided in Article 3 and which shall be deemed to be effective at 5:00 p.m., Montana Time, on such date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlling Party” has the meaning set forth in Section 11.1(g).

“CRA” has the meaning set forth in Section 6.4(f).

“Cut-off Date” means the date that is forty-five calendar days after the date of this Agreement.

“Direct Claim” has the meaning set forth in Section 11.1(c).

“Draft Allocation Statement” has the meaning set forth in Section 3.10(a).

“Draft Closing Statement” means a draft closing statement, prepared by Seller and in a form mutually agreed to by the parties, as of the close of business on the third (3rd) Business Day preceding the Closing Date setting forth Seller’s reasonable estimated calculation of both the Purchase Price and the Estimated Payment Amount.

“Employment Agreement” has the meaning set forth in Section 5.16(a).

“Encumbrances” means all mortgages, claims, charges, liens, encumbrances, easements, limitations, restrictions, commitments and security interests, ordinances, restrictions, requirements, resolutions, laws or orders of any governmental authority now or hereafter acquiring jurisdiction over the Assets, and all amendments or additions thereto in force as of the date of this Agreement or in force as of the Closing Date, and other matters now of public record relating to the Real Property, except for statutory liens securing Taxes and/or other payments not yet due, liens incurred in the ordinary course of business, including liens in favor of mechanics or materialmen, and any such matters as do not materially and adversely affect the current use of the properties or assets subject thereto or affected thereby or which otherwise do not materially impair the business operations at such properties and except for obligations pursuant to applicable escheat and unclaimed property laws relating to the Escheat Deposits and except for Encumbrances listed in any title policy with respect to Purchased Branches.

“End Date” has the meaning set forth in Section 10.1(d).

“Enforcement Action” has the meaning set forth in Section 5.6(c).

“Environmental Law” means any Federal, state, or local law, statute, rule, regulation, code, order, judgment, decree, injunction or agreement with any Federal, state, or local governmental authority, (a) relating to the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of hazardous substances, in each case as amended and now in effect. Environmental Laws include the Clean Air Act (42 U.S.C. §7401 et seq.); the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §1251 et seq.); and the Occupational Safety and Health Act (29 U.S.C. §651 et seq.).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the U.S. Department of Labor thereunder.

“Escheat Deposits” means, as of any date, deposits and safe deposit box contents, in each case held on such date at the Branches which become subject to escheat, on or prior to February 28, 2013, to any governmental authority pursuant to applicable escheat and unclaimed property laws.

“Estimated Payment Amount” means (x) the aggregate balance (including Accrued Interest) of the Assumed Deposits assumed by Purchaser pursuant to Section 2.2, minus (y) the Estimated Purchase Price, each as set forth on the Draft Closing Statement as reasonably agreed upon prior to the Closing by Seller and Purchaser.

“Estimated Purchase Price” means the Purchase Price as set forth on the Draft Closing Statement.

“Excluded Assets” means the assets described in Section 2.1(b).

“Excluded Contracts” shall mean any and all contracts of Seller that are not Assumed Contracts, including but not limited to, contracts that apply to operations of Seller other than exclusively for or at the Purchased Branches or Home Loan Division Facilities.

“Excluded Deposits” means (i) any deposit liabilities that constitute security for loans other than Purchased Loans (whether held in escrow or otherwise) (ii) Escheat Deposits, (iii) deposits consisting of money orders, certified and official checks and other items in the process of clearing, (iv) brokered deposits including deposits acquired through the internet or other electronic media and allocated to a Purchased Branch, and (v) in the sole discretion of Purchaser, any Transaction Accounts or certificates of deposit, in each case other than those listed on Schedule 2.3(a), where the holder does not list an address within Montana.

“Excluded IRA/Keogh Account Deposits” has the meaning set forth in Section 2.4(c).

“Excluded Liabilities” has the meaning set forth in Section 2.2(b).

“Excluded Taxes” means (i) any Taxes of Seller or any of its Affiliates for or applicable to any period, (ii) any Taxes of, or relating to, the Assets, the Assumed Liabilities or the operation of the Branches or Home Loan Division for, or applicable to, the Pre-Closing Tax Period, and (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 8.2.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” on any day means the per annum rate of interest (rounded upward to the nearest 1/100 of 1%) which is the weighted average of the rates on overnight federal funds transactions arranged on such day or, if such day is not a Business Day, the previous Business Day, by federal funds brokers computed and released by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank currently computes and releases the weighted average it refers to as the “Federal Funds Effective Rate” at the date of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FedWire Direct Deposit Cut-Off Date” has the meaning set forth in Section 4.3.

“Final Allocation Statement” has the meaning set forth in Section 3.10(a).

“Final Closing Statement” means a final closing statement, prepared by Seller in accordance with the accounting policies used in preparing the Draft Closing Statement, on or before the thirtieth (30th) calendar day following the Closing Date setting forth both the Purchase Price and the Adjusted Payment Amount.

“GAAP” has the meaning set forth in Section 1.2.

“Hazardous Substance” means any substance, whether liquid, solid or gas (a) listed, identified or designated as hazardous or toxic; (b) which, applying criteria specified in any Environmental Law, is hazardous or toxic; or (c) the use or disposal, or any manner or aspect of management or handling, of which is regulated under Environmental Law.

“Home Loan Division” means Seller’s business of generating, processing and funding mortgage loans secured by residential real property in the State of Montana.

“Home Loan Division Facilities” means those offices of Seller in the State of Montana used to generate and process loans secured by residential real property, which are listed on Schedule 1.1(c).

“IRA” means an “individual retirement account” or similar account created by a trust for the exclusive benefit of any individual or his beneficiaries in accordance with the provisions of Section 408 of the Code.

“IRS” means the Internal Revenue Service.

“Item” means (a) checks, drafts, negotiable orders of withdrawal and items of a like kind which are drawn on or deposited and credited to the Assumed Deposit accounts, and (b) payments, advances, disbursements, fees, reimbursements and items of a like kind that are debited or credited to the Purchased Loans.

“Keogh Account” means an account created by a trust for the benefit of employees (some or all of whom are owner-employees) and that complies with the provisions of Section 401 of the Code.

“Leased Real Property” means Real Property leased by Seller and used for Branches or Home Loan Division Facilities.

“Leave Recipient” has the meaning set forth in Section 8.7(a)(ii).

“Loan Documents” means the Purchased Loan files and all documents included in Seller’s file or imaging system with respect to a Purchased Loan, including Loan applications, notes, security agreements, deeds of trust, mortgages, Loan agreement signature cards, collectors notes, appraisals, certifications and disclosures required by applicable laws, credit reports, disclosures, titles to collateral (titles to cars, boats, etc.), taxpayer identification number certifications all verifications (including employment verification, deposit verification, etc.), Loan agreements including building and Loan agreements, guarantees (including all information on obligors, borrowers and guarantors), pledge agreements, financing statements, intercreditor agreements, participation agreements, security and collateral agreements, sureties and insurance policies (including title insurance policies) and all  modifications (written or otherwise), waivers and consents relating to any of the foregoing.

“Loans” mean all loans, advances or other extensions of credit, interests in loan participations, customer liabilities on bankers acceptances, as well as legally binding commitments and obligations to extend credit (including any unfunded or partially funded revolving loans, lines of credit or overdraft lines of credit).

“Loss” means the amount of (i) losses, (ii) liabilities, (iii) damages and (iv) reasonable expenses actually incurred by the indemnified party or its Affiliates in connection with the matters described in Section 11.1, less the amount of the economic benefit (if any) to the indemnified party or its Affiliates actually realized thereby in connection with any such damage, loss, liability or expense (including net Tax benefits obtainable under applicable law, amounts recovered under insurance policies net of deductibles, recovery by setoffs or counterclaims).

“MERS” means Mortgage Electronic Registration Systems, Inc., a Delaware corporation, and its successors in interest.

“MERS Designated Mortgage Loan” means mortgage Loans for which (a) Seller has designated or will designate MERS as, and has taken or will take such action as is necessary to cause MERS to be, the mortgagee of record, as nominee for Seller, in accordance with the MERS Procedure Manual and (b) Seller has designated or will designate Purchaser as the investor on the MERS System.

“MERS Procedure Manual” means the MERS Procedures Manual, as it may be amended, supplemented or otherwise modified from time to time.

“MERS System” means the MERS mortgage electronic registry system, as more particularly described in the MERS Procedures Manual.

“Material Adverse Effect” means (a) with respect to Seller, a material adverse effect on (i) the business or results of operations or financial condition of the Branches, the Assets and the Assumed Liabilities, taken as a whole or (ii) the ability of Seller to timely consummate the P&A Transaction as contemplated by this Agreement, in each case excluding any effect to the extent arising or resulting from (A) changes, after the date hereof, in GAAP or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (B) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or governmental agencies or authorities, (C) changes, after the date hereof, in global or national political conditions or in general U.S. or global economic or market conditions affecting banks or their holding companies generally (including general changes in interest or exchange rates or in credit availability and liquidity), (D) public disclosure of or consummation of this Agreement, including the impact thereof on customers, suppliers, licensors and employees and others having business relationships with the Branches, (E) the commencement, occurrence, continuation or intensification of any war, sabotage, armed hostilities or acts of terrorism not directly involving or impacting the Assets or the Assumed Liabilities, (F) actions by Purchaser or Seller taken pursuant to the express requirements of this Agreement, or (G) effects arising out of matters set forth on the Seller Disclosure Schedule and (b) with respect to Purchaser, a material adverse effect on the ability of Purchaser to perform any of its financial or other obligations under this Agreement, including the ability of Purchaser to timely consummate the P&A Transaction as contemplated by this Agreement.

“Montana Time” means local time in the State of Montana.

“Net Book Value” means the carrying value of each of the Assets as reflected on the books of Seller in accordance with GAAP, exclusive of reserves for losses and consistent with the accounting policies and practices of Seller in effect as of the date of this Agreement. The components used in calculating the Net Book Value of the Assets in accordance with the standards set forth in the preceding sentence are set forth on Schedule 1.1(d).

“Non-Controlling Party” has the meaning set forth in Section 11.1(g).

“Non-Portfolio Mortgage Loans” means mortgage loans of Seller that Seller classifies as held for sale.

“Nonperforming Loan” shall mean, as of the Close of Business on the Closing Date, (a) any loan or (b) any receivable with respect to which (i) any principal or interest with respect to such loan or receivable shall be due and unpaid by the obligor thereunder for forty-five (45) days or more prior to the Closing Date, (ii) an obligor has filed or has had filed against such obligor proceedings in foreclosure, bankruptcy, trusteeship or receivership, (iii) the loans or receivable have been completely charged off, (iv) the balance is no longer owed by the obligor whether or not the result of a settlement agreement with the Seller, (v) in the case of a mortgage loan the loan has been repurchased by the Seller, or (vi) is categorized or is required to be categorized as a troubled debt restructuring under GAAP or applicable law.

“Obligor” has the meaning set forth in Section 5.8(i).

“Order” has the meaning set forth in Section 9.1(b).

“Owned Real Property” means Real Property owned by Seller and used for Branches, by the Home Loan Division or on which the Branches or Home Loan Division Facilities are located, together with any improvements thereto.

“P&A Transaction” means the purchase and sale of Assets and the assumption of Assumed Liabilities described in Sections 2.1 and 2.2.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

“Personal Property” means all of the personal property goods of Seller located in the Branches and Home Loan Division Facilities and used or held for use in the business or operation of the Branches or the Home Loan Division consisting of the trade fixtures, shelving, furniture, supplies, materials, leasehold improvements, on-premises ATMs (excluding Seller licensed software), equipment, security systems, safe deposit boxes (exclusive of contents), vaults and sign structures (exclusive of signage containing any trade name, trade dress, trademark or service mark, if any, of Seller or any of its Affiliates) that are set forth on Schedule 1.1(e) shall be updated by Seller as of the date that is at least three Business Days prior to the Closing Date and delivered to Seller before the Closing Date.

“Personal Property Leases” means the leases under which Seller leases certain Personal Property in the Branches or Home Loan Division Facilities that would be “Personal Property”, and which lease agreement relates only to one or more of the Branches or Home Loan Division Facilities and not to any other facilities of Seller or its Affiliates. Schedule 1.1(f) contains a complete and accurate list of the Personal Property Leases as of June 22, 2012 and such list shall be updated by Seller as of a date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date).

“Pipeline Mortgage Loans” means mortgage loans to be secured by residential real property in the State of Montana for which, as of the Closing Date, Seller has  received an application and designated the applicable mortgage loan rate as “locked,” but which has not been funded.  Schedule 1.1(g), which Seller shall deliver to Purchaser on the Closing Date, shall contain a complete and accurate list of the Pipeline Mortgage Loans.

“POS” has the meaning set forth in Section 4.8.

“Portfolio Mortgage Loan” means a mortgage loan secured by real property located in the State of Montana and which is not a Non-Portfolio Mortgage Loan.

“Post-Closing Processing Period” has the meaning set forth in Section 4.2(c).

“Post-Closing Tax Period” means a taxable period or portion thereof that begins immediately after the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins immediately after the Closing Date shall constitute the Post-Closing Tax Period.

“Pre-Closing Tax Period” means a taxable period or portion thereof that ends on or prior to the Closing Date; if a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that ends on and includes the Closing Date shall constitute the Pre-Closing Tax Period.

“Property Taxes” means real, personal, and intangible ad valorem property Taxes.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchased Branches” means the Montana banking offices of Seller at the locations identified on Schedule 1.1(h).

“Purchased Loans” means the Loans made or purchased by Seller that are listed on Schedule 1.1(i), which, in each case, are (i) Loans made to a Purchased Branch customer, (ii) Loans booked at a Purchased Branch or (iii) Portfolio Mortgage Loans (including, in each case, all overdrafts with respect thereto).  Schedule 1.1(i), which identifies the Purchased Loans (including all obligations to make additional extensions of credit thereunder and all related collateral, excluding Non-Performing Loans and Non-Portfolio Mortgage Loans) and lists the unpaid principal balance on each such Purchased Loan as of June 22, 2012, shall be updated as of the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date).

“Purchaser Benefit Plans” has the meaning set forth in Section 8.7(d).

“Purchaser 401(k) Plan” has the meaning set forth in Section 8.7(f).

“Purchaser Taxes” has the meaning set forth in Section 11.1(g).

“Real Property” means the parcels of real property on which the Branches or Home Loan Division Facilities are located that are listed on Schedule 1.1(j), including any improvements thereon (which, for the avoidance of doubt, shall not include any signage containing any trade name, trade dress, trademark or service mark, if any, of Seller or any of its Affiliates) and any easements, concessions, licenses or similar rights appurtenant thereto.  Schedule 1.1(j) indicates whether or not such real property is Owned Real Property or Leased Real Property.

“Records” means (a) as to the Purchased Loans, the Loan Documents and (b) as to other Assets and Assumed Liabilities, all records and original documents, or where reasonable, appropriate copies thereof, in Seller’s possession or control that pertain to and are used by Seller to administer, reflect, monitor, evidence or record information respecting the business or conduct of the Branches or Home Loan Division Facilities (including transaction tickets through the Closing Date and all records for closed accounts located in Branches and excluding any other transaction tickets and records for closed accounts) and all such records and original documents, or where reasonable and appropriate copies thereof, regarding the Assets, or the Assumed Deposits, including customer lists and all such records maintained in a network (including any remote location) or on electronic or magnetic media in the electronic database system of Seller reasonably accessible by the Branch or Home Loan Division, or to comply with the applicable laws and governmental regulations to which the Assumed Deposits are subject, including applicable unclaimed property and escheat laws; provided, however, that Records shall not include general books of account and books of original entry that comprise Seller’s permanent tax records, the books and records that Seller is required to retain pursuant to any applicable law or order and the books and records related exclusively to the Excluded Assets or the Excluded Liabilities or personnel records that Seller is required by law to retain; and provided, further, that Purchaser shall be entitled to receive copies of the items set forth in the preceding proviso to the extent information set forth therein relates to the Branches, Home Loan Division, the Assets or the Assumed Liabilities with Purchaser being responsible for any documented out-of-pocket costs reasonably incurred by Seller in connection with furnishing such copies.

“Regulatory Agreement” has the meaning set forth in Section 6.4(c).

“Regulatory Approvals” means the approval of the Office of the Comptroller of the Currency and any other Regulatory Authority required to consummate the P&A Transaction.

“Regulatory Authority” means any federal or state banking, other regulatory, self-regulatory or enforcement authority or any court, administrative agency or commission or other governmental authority or instrumentality

“Retained Business” has the meaning set forth in Section 2.1(c).

“Returned Items” has the meaning set forth in Section 4.9(c).

“SFC” means Sterling Financial Corporation.

“Safe Deposit Agreements” means the agreements relating to safe deposit boxes located in the Branches.

“Seller 401(k) Plan” has the meaning set forth in Section 8.7(f).

“Seller Disclosure Schedule” means the disclosure schedule of Seller delivered to Purchaser in connection with the execution and delivery of this Agreement.

“Seller Taxes” has the meaning set forth in Section 11.1(g).

“Seller’s IP” has the meaning set forth in Section 4.2(c).

“Seller’s knowledge” or other similar phrases means information that is actually known, after reasonable inquiry, to the Persons set forth on Schedule 1.1(k).

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Survival Period” has the meaning set forth in Section 12.1(a).

“Target Entity” has the meaning set forth in Section 7.6(a).

“Tax Claim” has the meaning set forth in Section 11.1(g).

“Tax Returns” means any report, return, declaration, statement, claim for refund, information return or statement relating to Taxes or other information or document required to be supplied to a taxing authority in connection with Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means all taxes, charges, fees, levies or other like assessments, including income, gross receipts, excise, real and personal and intangible property, sales, use, transfer (including transfer gains taxes), withholding, license, payroll, recording, social security (or similar), ad valorem and franchise taxes, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of another Person, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof and such term shall include any interest, penalties or additions to tax attributable to such assessments.

“Tenant Assignments” has the meaning set forth in Section 3.5(e).

“Tenant Leases” means leases, subleases, licenses or other use agreements between Seller and tenants with respect to Real Property, if any.

“Tenant Security Deposit” means any security deposit held by Seller with respect to a Tenant Lease.

“Third Party Claim” has the meaning set forth in Section 11.1(d).

“Third Party Reimbursement” has the meaning set forth in Section 11.1(f).

“Title Insurance” has the meaning set forth in Section 3.5(k).

“Title Policy” has the meaning set forth in Section 3.5(k).

“Transaction Account” means any account at a Branch in respect of which deposits therein are withdrawable in practice upon demand or upon which third party drafts may be drawn by the depositor, including checking accounts, negotiable order of withdrawal accounts, reserve fund sweep accounts and money market deposit accounts.

“Transfer Date” means the date of active commencement of a Branch Employee’s employment with Purchaser or one of its Affiliates, as applicable.

“Transfer Taxes” has the meaning set forth in Section 8.2.

“Transferred Employees” has the meaning set forth in Section 8.7(a)(i).

“Transferred Wealth Management Relationship” means the customer relationships listed on Schedule 1.1(l), which lists the Wealth Management Business customer relationships as of June 22, 2012.  Such list shall be updated as of the date that is three (3) Business Days prior to the Closing Date (and delivered to Purchaser on or before the Closing Date).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local laws.

1.2.          Accounting Terms.  All accounting terms not otherwise defined herein shall have the respective meanings assigned to them in accordance with consistently applied generally accepted accounting principles as in effect from time to time in the United States of America (“GAAP”).

ARTICLE 2

THE P&A TRANSACTION

2.1.          Purchase and Sale of Assets.  (1) Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller shall grant, sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, all of Seller’s right, title and interest, as of the Closing Date, in and to the following (collectively, the “Assets”):

(i)           the Owned Real Property listed on Schedule 2.1(a)(i) and related improvements, and fixtures together with all assignable real property rights, benefits and appurtenances pertaining thereto;

(ii)          the Personal Property;

(iii)         subject to the receipt of any required consents listed on Schedule 7.4(a) of third parties, the Branch Leases and Tenant Leases;

(iv)         the Branch Lease Security Deposits;

(v)          subject to the receipt of any required consents listed on Schedule 7.4(a) of third parties, the Personal Property Leases and Assumed Contracts;

(vi)         the Purchased Loans, plus Accrued Interest with respect to such Purchased Loans, as well as the collateral for the Purchased Loans, the Loan Documents and, to the extent owned, the servicing rights related thereto pursuant to Section 2.5;

(vii)        the Cash on Hand at the Purchased Branches on the Closing Date including but not limited to vault cash, petty cash, tellers cash, prepaid postage, bank orders, checks, certified checks and cash equivalents as determined by a cash count mutually conducted by Seller and Purchaser;

(viii)      the Safe Deposit Agreements, keys thereto and all records in Seller’s possession or control related to the safe deposit business of the Branches;

(ix)         any refunds, credits or other receivables, in each case, of, against or relating to Taxes of (other than Excluded Taxes);

(x)          any and all rights that are by their terms transferrable and that have arisen or that will arise pursuant to warranties, representations, indemnifications, reimbursement agreements, letters of credit, insurance policies to the extent held for the benefit of the Seller in connection with the Assets or Assumed Liabilities or guaranties in favor of the Seller by their respective customers, suppliers, vendors or Affiliates of any of the foregoing to the extent relating to the Assets or Assumed Liabilities;

(xi)         the Records including files, customer and supplier lists, mailing lists, accounting records, real property files related to the Purchased Branches or the Home Loan Division Facilities, catalogs, plans permits, printed materials and all technical and other data primarily related to the Purchased Branches or Home Loan Division Facilities;

(xii)        subject to the receipt of required third party consents the Transferred Wealth Management Relationships;

(xiii)       the ATM units owned by Seller a list of which is set forth in Schedule 2.1(a)(xiii); and

(xiv)       any overdrafts with respect to the accounts included in the Assumed Deposits.

(b)           Excluded Assets.  Notwithstanding anything else to the contrary Purchaser will not purchase assume or otherwise acquire and Seller and its Affiliates will retain all rights title and interest in and to any and all assets of Seller and its Affiliates that are not expressly included in the Assets (collectively the “Excluded Assets”) including, by way of example only, the following assets, properties, rights, contracts and claims wherever located, whether tangible or intangible, real, personal or mixed:

(i)           Assets related to the Retained Business;

(ii)          All Nonperforming Loans;

(iii)         The Excluded Contracts;

(iv)         The assets related to employee benefit arrangements of Seller or any of its Affiliates, including the employee Benefit Plans;

(v)         All intellectual property of the Seller and its Affiliates;

(vi)        The Non-Portfolio Mortgage Loans;

(vii)       The Pipeline Mortgage Loans;

(viii)      Those items listed on Schedule 2.1(b).

(c)           Purchaser understands and acknowledges that it is purchasing only the Assets (and assuming only the Assumed Liabilities) specified in this Agreement and, except as may be expressly provided for in this Agreement, Purchaser is not hereby acquiring any interest in or right to any business relationship which Seller or its Affiliates may have with any customer of the Branches that is not contemplated hereby (the “Retained Business”).  Each party acknowledges, except as contemplated by Section 7.8, no right to the use of any trade name, trade dress, trademark or service mark, if any, of Seller, SFC or any of their respective Affiliates, is being sold, licensed or otherwise transferred hereby.

2.2.          Assumption of Liabilities.  (2) Subject to the terms and conditions set forth in this Agreement, at the Closing, Purchaser shall assume, pay, perform and discharge the following duties, responsibilities, obligations and liabilities of Seller to be discharged, performed, satisfied or paid on or after the Closing Date (or the Transfer Date with respect to a Transferred Employee) with respect to the following (collectively, the “Assumed Liabilities”):

(i)           the Assumed Deposits, including IRA and Keogh Accounts to the extent contemplated by Section 2.4;

(ii)          the Assets, including the Purchased Loans (including the servicing of the Purchased Loans pursuant to Section 2.5), the Assumed Contracts, and the Records;

(iii)         the performance of contractual obligations under the Assumed Contracts, Personal Property Leases, Branch Leases, Tenant Leases and Safe Deposit Agreements;

(iv)         Tenant Security Deposits;

(v)          the Owned Real Property; and

(vi)         liabilities for Taxes of, or relating to, the Assets, the Assumed Liabilities or the business or operation of the Branches or Home Loan Division, for any Post-Closing Tax Period.

(b)           Other than the Assumed Liabilities expressly assumed hereunder pursuant to Section 2.2(a), Purchaser shall not assume or be bound by any duties, responsibilities, obligations or liabilities, including those of Seller or of any of Seller’s Affiliates, of any kind or nature, known, unknown, contingent or otherwise including, by way of example only, the following (collectively the “Excluded Liabilities”):

(i)           any liabilities or obligations to the extent arising from any investigations, actions, suits or proceedings against Seller, the Assets or the Assumed Liabilities pending or, to Seller’s knowledge, threatened as of or prior to 5:00 p.m., Mountain time, on the Closing Date;

(ii)          any liabilities or obligations to the extent arising from violations of applicable law, rule or regulation, breach of fiduciary duties or tortious conduct by Seller or any of its Affiliates prior to 5:00 p.m., Mountain time, on the Closing Date, including actions or omissions by Seller or any of its Affiliates prior to 5:00 p.m., Mountain time, on the Closing Date resulting in lender liability;

(iii)         any liabilities or obligations to the extent arising from any breach of, default under or failure to perform under any contract, agreement, arrangement or understanding to which Seller or any of its Affiliates are party, by Seller or any of its Affiliates prior to 5:00 p.m., Mountain time, on the Closing Date;

(iv)         any liabilities or obligations to the extent relating to an Excluded Asset, whether arising prior to or after 5:00 p.m., Mountain time, on the Closing Date;

(v)          any compensation, benefits, severance, workers compensation, welfare benefit claims and employment related liabilities to Branch Employees with respect to services provided by such employees to Seller prior to the Closing Date (including without limitation, all liabilities for accrued but unused paid time off ) and any liabilities under the various plans for employees that Seller maintains incurred prior to the Closing Date whether or not such claims are submitted for payment or reimbursement on or before the Closing Date; and

(vi)         any of the Pipeline Mortgage Loans.

2.3.          Purchase Price.  The purchase price (“Purchase Price”) for the Assets shall be the sum of the following, without duplication:

(a)           An amount equal to 4.04% of the average daily closing balance of the Assumed Deposits for the thirty (30) calendar-day period prior to the Closing Date; provided that for Transaction Accounts, other than those listed on Schedule 2.3(a), where the holder does not list an address within Montana, the amount shall equal 2.02% of the average daily closing balance of Transaction Accounts for the thirty (30) calendar-day period prior to the Closing Date; and provided further, that for certificates of deposit, other than those listed on Schedule 2.3(a), where the holder does not list an address within Montana, the amount shall be zero percent (0%);

(b)           The aggregate principal amount of the Portfolio Mortgage Loans as of the Closing Date;

(c)           The aggregate Appraised Value of the Owned Real Property;

(d)           Accrued Interest with respect to the Purchased Loans and the Portfolio Mortgage Loans;

(e)           The aggregate amount of Cash on Hand as of the Closing Date; and

(f)           The aggregate Net Book Value of all the other Assets.

2.4.          Assumption of IRA and Keogh Account Deposits.  (3) With respect to Assumed Deposits in IRAs, Seller will use commercially reasonable efforts and will cooperate with Purchaser in taking any action reasonably necessary to accomplish either the appointment of Purchaser as successor custodian or the delegation to Purchaser (or to an Affiliate of Purchaser) of Seller’s authority and responsibility as custodian of all such IRA deposits (except self-directed IRA deposits), including sending to the depositors thereof appropriate notices, cooperating with Purchaser (or such Affiliate) in soliciting consents from such depositors, and filing any appropriate applications with applicable Regulatory Authorities. If any such delegation is made to Purchaser (or such Affiliate), Purchaser (or such Affiliate) will perform all of the duties so delegated and comply with the terms of Seller’s agreement with the depositor of the IRA deposits affected thereby.

(b)           With respect to Assumed Deposits in Keogh Accounts, Seller shall promptly use commercially reasonable efforts and cooperate with Purchaser to invite depositors thereof to direct a transfer of each such depositor’s Keogh Account and the related Assumed Deposits to Purchaser (or an Affiliate of Purchaser), as trustee thereof, and to adopt Purchaser’s (or such Affiliate’s) form of Keogh Master Plan as a successor to that of Seller. Purchaser (or such Affiliate) will not be required to assume a Keogh Account unless Purchaser (or such Affiliate) has received the documents necessary for such assumption at or before the Closing. With respect to any owner of a Keogh Account who does not adopt Purchaser’s (or such affiliate’s) form of Keogh Master Plan, Seller will use commercially reasonable efforts in order to enable Purchaser (or such Affiliate) to retain such Keogh Accounts at the Branches.

(c)           If, notwithstanding the foregoing, as of the Closing Date, Purchaser shall be unable to retain deposit liabilities in respect of an IRA or Keogh Account, such deposit liabilities, which shall on or prior to the Closing Date be set forth on Schedule 2.4(c), shall be excluded from Assumed Deposits for purposes of this Agreement and shall constitute “Excluded IRA/Keogh Account Deposits.”

2.5.          Sale and Transfer of Servicing.  To the extent applicable, the Purchased Loans shall be sold on a servicing-released basis and any related escrow deposits shall be transferred to Purchaser.  As of the Closing Date, all applicable rights, obligations, liabilities and responsibilities with respect to the servicing of the Purchased Loans after the Closing Date will be assumed by Purchaser.  Seller shall be discharged and indemnified by Purchaser from all liability with respect to servicing of the Purchased Loans after the Closing Date and Purchaser shall not assume and shall be discharged and indemnified by Seller from all liability with respect to servicing of the Purchased Loans on or prior to the Closing Date.

ARTICLE 3

CLOSING PROCEDURES; ADJUSTMENTS

3.1.          Closing.  (4) The Closing will be held at the offices of Seller at 111 North Wall Street, Spokane, Washington, or such other place as may be agreed to by the parties.

(b)          Subject to the satisfaction or, where legally permitted, the waiver of the conditions set forth in Article 9, the Closing Date shall be on (i) October 31, 2012 or (ii) such other mutually agreed-upon date that is at least three (3) Business Days after the satisfaction or waiver (subject to applicable law) of each of the conditions set forth in Article 9 (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions.

3.2.          Payment at Closing.

(a)           At the Closing, (i) if the Estimated Payment Amount is a positive amount, Seller shall pay to Purchaser an amount in U.S. dollars equal to the Estimated Payment Amount and (ii) if the Estimated Payment Amount is a negative amount, Purchaser shall pay to Seller an amount in U.S. dollars equal to the absolute value of such negative amount.  In addition, Seller and Purchaser shall equally be responsible for the payment of any Transfer Taxes due or incurred in connection with the transaction contemplated by this Agreement.

(b)           All payments to be made hereunder by one party to the other shall be made by wire transfer of immediately available funds (in all cases to an account specified in writing by Seller or Purchaser, as the case may be, to the other not later than the third (3rd) Business Day prior to the Closing Date) on or before 12:00 noon, Montana Time, on the date of payment.

(c)           If any instrument of transfer contemplated herein shall be recorded in any public record before the Closing and thereafter the Closing does not occur, then at the request of such transferring party the other party will deliver (or execute and deliver) such instruments and take such other action as such transferring party shall reasonably request to revoke such purported transfer.

3.3.           Adjustment of Purchase Price.  (5) On or before 12:00 noon, Montana Time, on the thirtieth (30th) calendar day following the Closing Date, Seller shall deliver to Purchaser the Final Closing Statement and shall make available the work papers, schedules and other supporting data used by Seller to calculate and prepare the Final Closing Statement to enable Purchaser to verify the amounts set forth in the Final Closing Statement are accurate.

(b)           The determination of the Adjusted Payment Amount shall be final and binding on the parties hereto on the forty-fifth (45th) calendar day after receipt by Purchaser of the Final Closing Statement, unless Purchaser shall notify Seller in writing of its disagreement with any amount included therein or omitted therefrom, in which case, if the parties are unable to resolve the disputed items within ten (10) Business Days of the receipt by Seller of notice of such disagreement, such items shall be determined by a nationally recognized independent accounting firm selected by mutual agreement between Purchaser and Seller. Such accounting firm shall be instructed to resolve the disputed items within ten (10) Business Days of engagement, to the extent reasonably practicable. The determination of such accounting firm shall be final and binding on the parties hereto. The fees of any such accounting firm shall be divided equally between Purchaser and Seller.

(c)           On or before 12:00 noon, Montana Time, on the third (3rd) Business Day after the Adjusted Payment Amount shall have become final and binding or, in the case of a dispute, the date of the resolution of the dispute pursuant to Section 3.3(b), if the Adjusted Payment Amount exceeds the Estimated Payment Amount, Seller shall pay to Purchaser an amount in dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate or, if the Estimated Payment Amount exceeds the Adjusted Payment Amount, Purchaser shall refund to Seller an amount in dollars equal to the amount of such excess, plus interest on such excess amount from the Closing Date to but excluding the payment date, at the Federal Funds Rate. Any payments required by Section 3.4 shall be made contemporaneously with the foregoing payment.

3.4.          Proration; Other Closing Date Adjustments.  (6) Except as otherwise specifically provided in this Agreement, it is the intention of the parties that Seller will operate the Branches and Home Loan Division Facilities for its own account until 5:00 p.m., Montana Time, on the Closing Date, and that Purchaser shall operate the Branches and Home Loan Division Facilities, hold the Assets and assume the Assumed Liabilities for its own account after the Closing Date. Thus, except as otherwise specifically provided in this Agreement, certain items of income and expense that relate to the Assets, the Assumed Deposits and the Branches and Home Loan Division shall be prorated as provided in Section 3.4(b) as of 5:00 p.m., Montana Time, on the Closing Date. Those items being prorated will be handled at the Closing as an adjustment to the Purchase Price, or if not able to be calculated, in the Final Closing Statement, unless otherwise agreed by the parties hereto.

(b)           For purposes of this Agreement, items of proration and other adjustments shall include: (i) rental payments under the Branch Leases and the Tenant Leases and periodic payments under the Assumed Contracts; (ii) Property Taxes and assessments; (iii) common area maintenance costs accruing with respect to any Branch Lease or Owned Real Property, (iv) FDIC deposit insurance assessments; (v) wages, salaries and employee compensation, benefits and expenses; (vi) trustee or custodian fees on IRA and Keogh Accounts; (vii) to the extent relating to the Assets or the Assumed Liabilities, prepaid expenses and items and accrued but unpaid liabilities, as of the close of business on the Closing Date; and (viii) safe deposit rental payments previously received by Seller.

3.5.          Seller Deliveries.  At the Closing, Seller shall deliver to Purchaser:

(a)           Warranty deeds and other instruments of conveyance as may be necessary to sell, transfer and convey all right, title and interest in and to the Owned Real Property, free and clear of all Encumbrances, in forms to be reasonably agreed upon by Seller and Purchaser;

(b)           A bill of sale in substantially the form of Schedule 3.5(b), pursuant to which the Personal Property shall be transferred to Purchaser and which transfer shall, when made, be free and clear of all liens (other than permitted liens) and shall transfer thereby all of the right title and interest in the Personal Property of Seller to Purchaser;

(c)           An assignment and assumption agreement in substantially the form of Schedule 3.5(c), with respect to the Assumed Liabilities except for Purchased Loans as contemplated by Section 3.7 (the “Assignment and Assumption Agreement”);

(d)           Lease assignment and assumption agreements in substantially the form of Schedule 3.5(d), with respect to each of the Branch Leases (the “Branch Lease Assignments”);

(e)           Assignment and assumption agreements in substantially the form of Schedule 3.5(e), with respect to each of the Tenant Leases (the “Tenant Assignments”);

(f)            For each Branch Lease that requires the consent of the landlord/lessor for an assignment, the consent of the landlord/lessor to the assignment of such Branch Leases by Seller to Purchaser;

(g)           The officers’ certificate required to be delivered by Seller pursuant to Section 9.1(e);

(h)           The Draft Closing Statement;

(i)            Seller’s resignation as trustee or custodian, as applicable, with respect to each IRA or Keogh Account included in the Assumed Deposits and designation of Purchaser as successor trustee or custodian with respect thereto, as contemplated by Section 2.4;

(j)            A certificate of non-foreign status pursuant to Treasury Regulations Section 1.1445-2(b)(2) from Seller, duly executed and acknowledged, substantially in the form of the sample certificate set forth in Treasury Regulation 1.1445-2(b)(2)(iv)(B);

(k)           Affidavits and such other customary documentation as shall be reasonably required by a title company selected by Purchaser and reasonably acceptable to Seller to issue title insurance policies (each, a “Title Policy,” and collectively, the “Title Insurance”) with respect to the Real Property insuring Purchaser or its designee as either owner of marketable fee simple title (in the case of each of the Owned Real Properties) or holder of marketable leasehold interest (in the case of each of the Leased Real Properties);

(l)            Seller’s keys to the safe deposit boxes and all other records as exist and are in Seller’s possession or control related to the safe deposit box business at the Branches;

(m)          Seller’s records related to the Assumed Deposits assumed by Purchaser hereunder as exist and are in the possession or control of Seller;

(n)           All contracts, agreements, leases and other documentation related to the Assets and the Assumed Liabilities; and

(o)           Such other documents as the parties agree are reasonably necessary to consummate the P&A Transaction as contemplated hereby.

3.6.          Purchaser Deliveries.  At the Closing, Purchaser shall deliver to Seller:

(a)           The Assignment and Assumption Agreement and such other instruments and documents as any party under an Assumed Contract may reasonably require as necessary for providing for the assumption by Purchaser of an Assumed Contract, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;;

(b)           Purchaser’s acceptance of its appointment as successor trustee or custodian, as applicable, of the IRA and Keogh Accounts included in the Assumed Deposits and assumption of the fiduciary obligations of the trustee or custodian with respect thereto, as contemplated by Section 2.4;

(c)           The Branch Lease Assignments and such other instruments and documents as any landlord under a Branch Lease may reasonably require as necessary for providing for the assumption by Purchaser of a Branch Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(d)           The Tenant Assignments and such other instruments and documents as any subtenant under a Tenant Lease may reasonably require as necessary for providing for the assumption by Purchaser of a Tenant Lease, each such instrument and document in form and substance reasonably satisfactory to the parties and dated as of the Closing Date;

(e)           The officers’ certificate required to be delivered by Purchaser pursuant to Section 9.2(e);

(f)           The executed bill of sale and such other documents as the parties agree are reasonably necessary to consummate the P&A Transaction as contemplated hereby; and

(g)           Tangible property to the extent not located on or at the Purchased Branch premises or Home Loan Division Facilities (including by way of example real property files, cash, keys and safe deposit boxes).

3.7.          Delivery of the Loan Documents.

(a)           As soon as reasonably practicable after the Closing Date, Seller shall deliver to Purchaser the Loan Documents actually in the possession of Seller, in whatever form or medium (including imaged documents) then maintained by Seller.  Seller makes no representation or warranty to Purchaser regarding the condition of the Loan Documents or any single document included therein, or Seller’s interest in any collateral securing any Purchased Loan, except as specifically set forth herein.  Seller shall have no responsibility or liability for the Loan Documents from and after the time such files are delivered by Seller to Purchaser.

(b)           Promptly upon execution of this Agreement, Purchaser shall provide Seller with the exact name to which the Purchased Loans are to be endorsed, or whether any such Purchased Loans should be endorsed in blank.  Seller will complete such endorsements and deliver the applicable Loan Documents, along with appropriate assignments of real property security instruments in recordable form and assignments of financing statements, at the Closing.

3.8.           Collateral Assignments and Filing.  Seller shall take all such reasonable actions as requested by Purchaser to assist Purchaser in obtaining the valid perfection of a lien or security interest in the collateral, if any, securing each Purchased Loan sold on the Closing Date in favor of Purchaser or its designated assignee as secured party.  Any such action shall be at the sole expense of Purchaser, and Purchaser shall reimburse Seller for all reasonable third-party costs incurred in connection therewith.  In addition, Seller shall use reasonable efforts to take all actions necessary to vest in Purchaser as of the Closing Date all rights that Seller has prior to the Closing pursuant to any title policies for Purchased Loans.  With respect to MERS Designated Mortgage Loans, Seller shall take such actions as are necessary to cause Purchaser or its designee to be shown as the owner of the related mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS. Seller shall be responsible for providing the assignments of mortgage in the name of Purchaser or its designee to the custodian for mortgage loans not registered under the MERS System.

3.9.           Owned Real Property Filings.  On or prior the Closing Date, Seller and Purchaser shall file or record, or cause to be filed or recorded, any and all documents necessary in order that the legal and equitable title to Owned Real Property (and to each parcel of Leased Real Property with respect to which Purchaser shall choose to acquire Title Policies) shall be duly vested in Purchaser. Any expenses and documentary transfer Taxes with respect to such filings, the Title Insurance and all escrow closing costs shall be borne by Purchaser.

3.10.           Allocation of Purchase Price.  (7) No later than sixty (60) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser shall prepare and deliver to Seller a draft of a statement (the “Draft Allocation Statement”) setting forth the allocation of the total consideration paid by Purchaser to Seller pursuant to this Agreement among the Assets for purposes of Section 1060 of the Code. If, within thirty (30) calendar days of the receipt of the Draft Allocation Statement, Seller shall not have objected in writing to such draft, the Draft Allocation Statement shall become the Final Allocation Statement, as defined below. If Seller objects to the Draft Allocation Statement in writing within such thirty (30) calendar-day period, Purchaser and Seller shall negotiate in good faith to resolve any disputed items. If, within ninety (90) calendar days after the final determination of the Adjusted Payment Amount in accordance with the procedures set forth in Section 3.3, Purchaser and Seller fail to agree on such allocation, any disputed aspects of such allocation shall be resolved by a nationally recognized independent accounting firm mutually acceptable to Purchaser and Seller. The allocation of the total consideration, as agreed upon by Purchaser and Seller (as a result of either Seller’s failure to object to the Draft Allocation Statement or of good faith negotiations between Purchaser and Seller) or determined by an accounting firm under this Section 3.10(a) (the “Final Allocation Statement”), shall be final and binding upon the parties. Each of Purchaser and Seller shall bear all fees and costs incurred by it in connection with the determination of the allocation of the total consideration, except that the parties shall each pay one-half (50%) of the fees and expenses of such accounting firm.

(b)           Purchaser and Seller shall report the transaction contemplated by this Agreement (including income Tax reporting requirements imposed pursuant to Section 1060 of the Code) in accordance with the allocation specified in the Final Allocation Statement. Each of Purchaser and Seller agrees to timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state or local Tax law) and any required attachment thereto in accordance with the Final Allocation Statement. Except as otherwise required pursuant to a “determination” under Section 1313 of the Code (or any comparable provision of state or local law), neither Purchaser nor Seller shall take, or shall permit its Affiliates to take, a Tax position which is inconsistent with the Final Allocation Statement. In the event any party hereto receives notice of an audit in respect of the allocation of the consideration paid for the Assets, such party shall immediately notify the other party in writing as to the date and subject of such audit. Any adjustment to the Purchase Price pursuant to Section 3.3 shall be allocated among the Assets by reference to the item or items to which such adjustment is attributable.

ARTICLE 4

TRANSITIONAL MATTERS

4.1.          Transitional Arrangements.  Seller and Purchaser agree to cooperate and to use commercially reasonable efforts to meet or shorten the applicable dates to complete transitional activities referenced below.  Purchaser and Seller shall proceed as follows to effect the transfer of account record responsibility for the Branches:

(a)           Not later than thirty (30) calendar days after the date of this Agreement, Seller will meet with Purchaser to investigate, confirm and agree upon mutually acceptable transaction settlement procedures and specifications, files, procedures and schedules, for the transfer of account record responsibility.

(b)           No later than thirty (30) calendar days after the date of this Agreement, Seller shall deliver to Purchaser the file layout, specifications and conversion sample files.  Such sample files shall include, but not be limited to name and address, account masterfile, ATM/debit account information, internet banking and bill pay account information (including complete bill payee information), applicable transaction stop/hold/caution information, and other information with respect to such accounts.

(c)           From time to time prior to the Closing, after Purchaser has tested and confirmed the conversion sample files, Purchaser may request and Seller shall provide reasonable additional file-related information, including, but not limited to, complete name and address, account masterfile, ATM account number information, applicable transaction and stop/hold/caution information, account-to-account relationship information and any other related information with respect to the Assumed Deposits and the Purchased Loans.

4.2.           Customers.  (8) After Regulatory Approvals have been obtained (except for the expiration of statutory waiting periods), but in any event not later than thirty (30) calendar days prior to the Closing Date:

(i)           Seller will notify the holders of Assumed Deposits to be transferred on the Closing Date that, subject to the terms and conditions of this Agreement, Purchaser will be assuming liability for such Assumed Deposits; and

(ii)           each of Seller and Purchaser shall provide, or join in providing where appropriate, all notices to customers of the Branches and other Persons that either Seller or Purchaser, as the case may be, is required to give under applicable law or the terms of any other agreement between Seller and any customer in connection with the transactions contemplated hereby.

A party proposing to send or publish any notice or communication pursuant to this Section 4.2 shall furnish to the other party a copy of the proposed form of such notice or communication, to the extent reasonably practicable, three (3) Business Days, but in any event at least one (1) Business Day, in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall not unreasonably refuse to amend such notice to incorporate any changes that the other such party proposes as necessary to comply with applicable law. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any jointly sent notice or communication shall be shared equally by Seller and Purchaser. As soon as reasonably practicable and in any event within thirty (30) calendar days after the date hereof, Seller shall provide to Purchaser a report of the names and addresses of the owners of the Assumed Deposits, the borrowers on the Purchased Loans and the lessees of the safe deposit boxes as of the date hereof in connection with the mailing of such materials and Seller shall provide updates to such report at reasonable intervals thereafter upon the reasonable request of Purchaser from time to time.  No communications by Purchaser, and no communications by Seller outside the ordinary course of business, to any such owners, borrowers, customers or lessees as such shall be made prior to the Closing Date except as provided in this Agreement or otherwise agreed to by the parties in writing.

(b)           Following the giving of any notice described in paragraph (a) above, Purchaser and Seller shall deliver to each new customer at any of the Branches such notice or notices as may be reasonably necessary to notify such new customers of Purchaser’s pending assumption of liability for the Assumed Deposits and to comply with applicable law.

(c)           Neither Purchaser nor Seller shall object to the use, by depositors of the Assumed Deposits, of payment orders issued to or ordered by such depositors on or prior to the Closing Date, which payment orders bear the name, or any logo, trade name, trade dress, trademark, service mark or the proprietary mark or proprietary information of Seller, SFC or any of their respective Affiliates (collectively “Seller’s IP”); provided, however, that Purchaser shall notify Assumed Deposit account customers and Purchased Loan account customers that, upon the expiration of a post-Closing processing period, which shall end 120 calendar days after the Closing Date (the “Post-Closing Processing Period”), any Items that are drawn on Seller shall not thereafter be honored by Seller. Such notice shall be given by delivering written instructions to such effect to such deposit account customers and Purchased Loan account customers in accordance with this Section 4.2 and subject to provisions of Section 7.8.

(d)           During the period beginning on the Closing Date and ending on the 150th calendar day thereafter, Seller shall, by commercially reasonable efforts and at Purchaser’s expense, (A) accept as a correspondent bank for forwarding to Purchaser all Items that are presented to Seller for payment or credit in any manner including through Seller’s Federal Reserve cash letters or correspondent bank cash letters, networks, or deposited by Assumed Deposit account customers, correspondent banks, including any withdrawals authorized or initiated using an ATM or debit card issued by Seller and (B) send all such items in the form of an ICL (Image Cash Letter), for checks, and make available to Purchaser no later than 10:00 a.m., Montana Time, on the Business Day after presentation to Seller. For deposits processed in error by Seller, copies of the deposit slips and copies of the deposited items will be batched and provided to Purchaser by 12:00 noon, Montana Time, on the next Business Day.

4.3.           Direct Deposits.  Seller will transfer to Purchaser on the Closing Date all of those automated clearing house (“ACH”) and FedWire direct deposit arrangements related (by agreement or other standing arrangement, if any) to the Assumed Deposits that are in Seller’s ACH warehouse system and will use its commercially reasonable efforts to so transfer any other such arrangements. For a period of ninety (90) calendar days following the Closing, in the case of ACH direct deposits to accounts constituting Assumed Deposits (the final Business Day of such period being the “ACH Direct Deposit Cut-Off Date”), Seller shall transfer to Purchaser all received ACH direct deposits each Business Day by 10:00 a.m.  Such transfers shall contain Direct Deposits effective for that Business Day only. On each Business Day, for a period of ninety (90) calendar days following the Closing Date (the final Business Day of such period being the “FedWire Direct Deposit Cut-Off Date”), FedWires received by Seller for credit to accounts constituting Assumed Deposits shall be returned (as soon as is practicable after receipt) to the originator with an indication of Purchaser’s correct Wire Room contact information and an instruction that such wire should be sent to Purchaser. Compensation for ACH direct deposits or FedWire direct deposits not forwarded to Purchaser on the same Business Day as that on which Seller has received such deposits will be handled in accordance with the applicable rules established by the United States Council on International Banking. After the respective ACH Direct Deposit Cut-Off Date or FedWire Direct Deposit Cut-Off Date, Seller may discontinue accepting and forwarding ACH and FedWire entries and funds and return such direct deposits to the originators marked “Account Closed.” Seller and its Affiliates shall not be liable for any overdrafts that may thereby be created.  Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct deposit arrangements related to the Branches. At the time of the ACH Direct Deposit Cut-Off Date, Purchaser will provide ACH originators with account numbers relating to the Assumed Deposits.

4.4.           Direct Debits.  As soon as practicable after the notice provided in Section 4.2(a), Purchaser shall send appropriate notice to all customers having accounts constituting Assumed Deposits the terms of which provide for direct debit of such accounts by third parties, instructing such customers concerning the transfer of customer direct debit authorizations from Seller to Purchaser. Such notice shall be in a form reasonably agreed to by the parties.  For a period of ninety (90) calendar days following the Closing, Seller shall transfer to Purchaser all received direct debits on accounts constituting Assumed Deposits each Business Day at 10:00 a.m., Montana Time.  Such transfers shall contain Direct Debits effective for that Business Day only. Thereafter, Seller may discontinue forwarding such entries and return them to the originators marked “Account Closed.” Purchaser and Seller shall agree on a reasonable period of time prior to the Closing during which Seller will no longer be obligated to accept new direct debit arrangements related to the Branches. Beginning on the Closing Date, Purchaser shall provide ACH originators of such Direct Debits with account numbers relating to the Assumed Deposits.

4.5.           Access to Records.  (9) From and after the Closing Date, each of the parties shall permit the other, at such other party’s sole expense, reasonable access to any applicable Records in its possession or control relating to matters arising on or before the Closing Date and reasonably necessary, solely in connection with (i) accounting purposes, (ii) regulatory purposes, (iii) any claim, action, litigation or other proceeding involving the party requesting access to such Records, (iv) any legal obligation owed by such party to any present or former depositor or other customer, or (v) Tax purposes, subject to confidentiality requirements. Such party requesting such access shall not use the Records or any information contained therein or derived therefrom for any other purpose whatsoever. All Records, whether held by Purchaser or Seller, shall be maintained for such periods as are required by law, unless the parties shall agree in writing to a longer period.

(b)           Each party agrees that any records or documents that come into its possession as a result of the transactions contemplated by this Agreement, to the extent relating to the other party’s business and not relating to the Assets, the Assumed Liabilities or the business of the Branches or Home Loan Division (which becomes the property of Purchaser), shall remain the property of the other party, and shall, upon the other party’s request from time to time and as it may elect in its sole discretion, be returned to the other party or destroyed, and each party agrees not to make any use of such records or documents and to keep such records and documents confidential in accordance with Sections 7.2(c) and 7.2(d).

4.6.           Interest Reporting and Withholding.  (10) Unless otherwise agreed to by the parties, Seller will report to applicable taxing authorities and holders of Assumed Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest (including dividends and other distributions with respect to money market accounts) credited to, withheld from and any early withdrawal penalties imposed upon, the Assumed Deposits. Purchaser will report to the applicable taxing authorities and holders of Assumed Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon, the Assumed Deposits. Any amounts required by any governmental agencies to be withheld from any of the Assumed Deposits through the Closing Date will be withheld by Seller in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.

(b)           Unless otherwise agreed by the parties, Seller shall be responsible for delivering to payees all IRS notices and forms with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Assumed Deposits, and Purchaser shall be responsible for delivering to payees all such notices and forms required to be delivered following the Closing Date with respect to the Assumed Deposits.

(c)           Unless otherwise agreed to by the parties, Seller will make all required reports to applicable taxing authorities and to obligors on Purchased Loans purchased on the Closing Date, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, concerning all interest and points received by Seller.  Purchaser will make all required reports to applicable taxing authorities and to obligors on Purchased Loans purchased on the Closing Date, with respect to all periods from the day after the Closing Date, concerning all such interest and points received.

4.7.          Negotiable Instruments.  Seller will remove any supply of Seller’s money orders, official checks, gift checks, travelers’ checks or any other negotiable instruments located at each of the Branches on the Closing Date.

4.8.          ATM/Debit Cards; POS Cards.  Seller will provide Purchaser with a list of ATM access/debit cards and Point-of-Sale (“POS”) cards issued by Seller to depositors of any Assumed Deposits, and a record thereof in a format reasonably agreed to by the parties containing all addresses therefor, no later than forty-five (45) calendar days after the date of this Agreement, and Seller will provide Purchaser with an updated record forty-five (45) calendar days prior to the Closing Date. At or promptly after the Closing, Seller will provide Purchaser with a revised record through the Closing. In instances where a depositor of an Assumed Deposit made an assertion of error regarding an account pursuant to the Electronic Funds Transfer Act and Federal Reserve Board Regulation E, and Seller, prior to the Closing, recredited the disputed amount to the relevant account during the conduct of the error investigation, Purchaser agrees to comply with a written request from Seller to debit such account in a stated amount and remit such amount to Seller, to the extent of the balance of funds available in the accounts. Seller agrees to reimburse Purchaser for any claims, losses or expenses that Purchaser may incur as a result of complying with such request from Seller. Seller and Purchaser shall discuss in good faith the option of having Seller transfer customers’ PINs to Purchaser at Closing. In the context of such discussions, Seller will disclose to Purchaser customers’ PINs as reasonably necessary to effectuate any such transfer, it being agreed that Purchaser shall protect the confidentiality of such PINs in accordance with protocols Purchaser uses to protect its customers’ PINs. Following receipt of all Regulatory Approvals (except for the expiration of statutory waiting periods), Purchaser shall reissue ATM access/debit cards to depositors of any Assumed Deposits not earlier than fifteen (15) Business Days nor later than ten (10) Business Days prior to the Closing Date, which cards shall be effective on or after  8:00 a.m. on the second day following closing, Montana Time, Purchaser and Seller agree to settle any and all ATM transactions and POS transactions initiated, authorized, or settled  prior to card termination by Seller at midnight following the second day past Closing, Montana Time, but processed after the Closing Date, as soon as practicable. In addition, Purchaser assumes responsibility for and agrees to pay on presentation all POS transactions initiated before or after the Closing with POS cards issued by Seller to access Transaction Accounts.

4.9.          Data Processing Conversion for the Branches and Handling of Certain Items.

(a)           Purchaser and Seller will use commercially reasonable efforts to ensure that the vendors responsible for data processing complete all conversion activities at or on date mutually agreeable to Purchaser and Seller recognizing that the vendor providing such services and not Purchaser or Seller is responsible for meeting the completion date at Closing.  The conversion of the data processing with respect to the Branches, the Home Loan Division and the Assets and Assumed Liabilities will be completed on the Closing Date unless otherwise agreed to by the parties. Seller and Purchaser agree to cooperate to facilitate the orderly transfer of data processing information in connection with the P&A Transaction. Within ten (10) Business Days of the date of this Agreement, Purchaser and/or its representatives shall be permitted reasonable access (subject to the provisions of Section 7.2(a)) to review each Branch and Home Loan Division for the purpose of installing automated equipment for use by Branch and Home Loan Division personnel. Following the receipt of the Regulatory Approvals (except for the expiration of statutory waiting periods), but in no event later than forty-five (45) Business Days prior to the Closing Date, or with the approval of Seller, Purchaser shall be permitted, at its expense and without unreasonably interfering with the operations of the Branches or Home Loan Division Facilities, to install and test communication lines, both internal and external, from each site and prepare for the installation of automated equipment on the Closing Date.

(b)           As soon as practicable and in no event more than five (5) Business Days after the Closing Date, Purchaser shall mail to each depositor in respect of a Transaction Account (i) a letter approved by Seller requesting that such depositor promptly cease writing Seller’s drafts against such Transaction Account and (ii) new drafts which such depositor may draw upon Purchaser against such Transaction Accounts. Purchaser shall use commercially reasonable efforts to cause these depositors to begin using such drafts and cease using drafts bearing Seller’s name. The parties hereto shall use commercially reasonable efforts to develop procedures that cause Seller’s drafts against Transaction Accounts received after the Closing Date to be cleared through Purchaser’s then-current clearing procedures.  During the forty-five (45) calendar day period after the Closing Date, if it is not possible to clear Transaction Account drafts through Purchaser’s then-current clearing procedures, Seller shall make available to Purchaser as soon as practicable but in no event more than three (3) Business Days after receipt all Transaction Account drafts drawn against Transaction Accounts. Seller shall have no obligation to pay such forwarded Transaction Account drafts. Upon the expiration of such forty-five (45) calendar day period, Seller shall cease forwarding drafts against Transaction Accounts. Seller shall be compensated for its processing of the drafts and for other services rendered to Purchaser during the forty-five (45) calendar day period following the Closing Date in accordance with Schedule 4.9.

(c)           Any items that were credited for deposit to or cashed against an Assumed Deposit prior to the Closing and are returned unpaid on or within ninety (90) calendar days after the Closing Date (“Returned Items”) will be handled as set forth herein. Except as set forth below, Returned Items shall be the responsibility of Purchaser. If depositor’s bank account at Seller is charged for the Returned Item, Seller shall forward such Returned Item to Purchaser.  Any items that were credited for deposit to or cashed against an account at the Branches to be transferred at the Closing prior to the Closing and are returned unpaid more than forty-five (45) calendar days after the Closing will be the responsibility of Seller.

(d)           During the forty-five (45) calendar day period after the Closing Date, any deposits or other payments received by Purchaser in error shall be returned to Seller within two (2) Business Days of receipt by Purchaser.  For forty-five (45) calendar days after the Closing, payments received by Seller with respect to any Purchased Loans shall be forwarded to Purchaser within three (3) Business Days of receipt by Seller.

(e)           Prior to the Closing Date, Purchaser will open and maintain two demand deposit accounts with Seller, one for deposits and one for Loans/lines, to be used for settlement activity following the Closing Date.  Seller will provide Purchaser with a daily statement or online access to activity for these accounts.  Purchaser will be responsible for initiating all funding and draw-down activity against these accounts.  Purchaser will ensure that all debit (negative) balances are funded no later than one day following the day the account went into a negative status.  Activity that will be settled through these accounts will include:  items drawn on an Assumed Deposit but presented to the Seller for payment, ACH transactions, Direct Debit transactions, ATM/debit card transactions, Returned Items, adjustments, and payments made to Seller for Purchased Loans.

4.10.        Expenses Relating to Transitional Matters.  Purchaser shall be responsible for the payment of all documented, out-of-pocket third party fees or expenses reasonably incurred by Seller in connection with the preparation and delivery to Purchaser of data, files and other information contemplated by this Article 4; provided that Seller shall, when commercially reasonable, utilize internal resources; and provided further that Purchaser shall not be responsible for payment of any fees or expenses pursuant to this Section 4.10 in excess of $100,000 in the aggregate.

4.11.        Communications to Employees; Training.

(a)           Seller and Purchaser agree that promptly following the receipt of all Regulatory Approvals, one or more employee meetings shall be held at such locations as Purchaser and Seller shall mutually agree, provided that representatives of Seller shall be permitted to attend such meetings, to discuss Purchaser’s proposed acquisition of the Assets with the Branch Employees.  Seller and Purchaser shall mutually agree as to the scope and content of all communications to the Branch Employees.  Except as specifically provided in this Section 4.11(a), in no event shall Purchaser contact any Branch Employees, either individually or as a group, without the prior express consent of Seller, which consent will not be unreasonably withheld or delayed following the receipt of all Regulatory Approvals but prior to the Closing Date.

(b)           At mutually agreed upon times following the receipt of all Regulatory Approvals, Purchaser shall be permitted to meet with the Branch Employees to discuss employment opportunities with the Purchaser.  Following the receipt of all Regulatory Approvals, Purchaser shall also be permitted to conduct training sessions with the Branch Employees outside of normal business hours or at other times as Seller may agree and may, at Seller’s option, conduct such training seminars at the Branches; provided that Purchaser will in good faith attempt to schedule such training sessions in a manner that does not unreasonably interfere with Seller’s normal business operations.  Purchaser shall reimburse the Branch Employees for transportation costs to and from the location where Purchaser shall train such employees and compensate the Branch Employees or reimburse Seller at the Branch Employees’ respective applicable standard or overtime rates for the time spent in such training.

4.12.        New Deposit Account Procedures.  Seller and Purchaser shall cooperate in good faith to develop procedures for handling Persons seeking to open new deposit accounts or loans at a Branch within the period that is thirty (30) calendar days prior to the Closing Date, it being understood that such procedures shall be established in such a manner as to facilitate the Closing

4.13.        Processing of Pipeline Mortgage Loans.  During the period beginning on the Closing Date and ending ninety (90) calendar days thereafter, Purchaser shall, by commercially reasonable efforts, assist the Seller with the processing and preparation of the Pipeline Mortgage Loans for funding by Seller, including but not limited to preparing all lending, mortgage and disclosure documents in anticipation of funding.  Purchaser shall respond to Seller’s requests for information concerning the processing and status of the Pipeline Mortgage Loans.  In assisting Seller with processing the Pipeline Mortgage Loans and preparing such loans for funding, Purchaser shall comply with all applicable laws and regulations and shall exercise the same care that a processor customarily employs and exercises in processing, underwriting and preparing mortgage loans for its own account giving due consideration to accepted mortgage origination practices of prudent lending institutions and government-sponsored programs, provided that no Pipeline Mortgage Loan shall be approved for funding without the consent of Seller.  Purchaser shall have no authority to obligate or bind Seller with respect to any Pipeline Mortgage Loan.  Any fees received by Purchaser with respect to the Pipeline Mortgage Loans shall be the property of Seller and shall be transmitted by Purchaser to Seller no more than three (3) Business Days after receipt.  Seller shall pay to Purchaser within three (3) Business Days of the funding date $125.00 for each Pipeline Mortgage Loan processed by Seller pursuant to this Section 4.13.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as follows, except as set forth in the Seller Disclosure Schedule:

5.1.          Corporate Organization and Authority.  Seller is a commercial bank validly existing under the laws of the State of Washington, and has the requisite corporate power and authority to conduct the business now being conducted at the Branches.  Seller and each of its Affiliates has the requisite corporate power and authority and has taken all shareholder and corporate action necessary in order to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller and (assuming due authorization, execution and delivery by Purchaser) is a valid and binding agreement of Seller enforceable against Seller in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.2.          No Conflicts.  The execution, delivery and performance of this Agreement by Seller does not, and will not, (i) violate any provision of its charter or by-laws, (ii) subject to Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any Regulatory Authority to which Seller is subject or any agreement or instrument of Seller, or to which Seller is subject or by which Seller is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (assuming the receipt of any required third party consents under the Branch Leases and the Assumed Contracts in respect of the transactions herein contemplated) or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the Assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which it or any of its properties or assets may be bound or affected, which breach, conflict, loss of benefit, termination, cancellation, acceleration, Encumbrance, violation or default, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Seller. Seller has all licenses, franchises, permits, certificates of public convenience, orders and other authorizations of all federal, state and local governments and governmental authorities necessary for the lawful conduct of its business at each of the Branches as now conducted except as would not individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Seller, and all such material licenses, franchises, permits, certificates of public convenience, orders and other authorizations are valid and in good standing and, to Seller’s knowledge, are not subject to any suspension, modification, revocation or proceedings related thereto.

5.3.          Approvals and Consents.  Other than Regulatory Approvals as described in Schedule 5.3, no notices, reports or other filings are required to be made by Seller with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Seller from, any third parties, governmental or regulatory authorities of the United States or the several States in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller the failure to make or obtain any or all of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Seller.

5.4.          Leases.  Each Branch Lease and each Tenant Lease is the valid and binding obligation of Seller, and to Seller’s knowledge, of each other party thereto; and there does not exist with respect to Seller’s material obligations thereunder, or, to Seller’s knowledge, with respect to the material obligations of the lessor thereof, any default, or event or condition that constitutes or, after notice or passage of time or both, would constitute a default on the part of Seller or the lessor or sublessee, as applicable, under any such Branch Lease or Tenant Lease. As used in this Section 5.4, the term “lessor” includes any sub-lessor of the property to Seller. Other than the Tenant Leases, there are no leases to third parties relating to any Branch created or suffered to exist by Seller or, to Seller’s knowledge, created or suffered to exist by any other Person.

5.5.          Litigation and Undisclosed Liabilities.  There are no actions, complaints, petitions, suits, investigations or other proceedings or any decree, injunction, judgment, order or ruling entered, promulgated or pending or, to Seller’s knowledge, threatened against Seller and affecting or relating to the Branches, the Assets or the Assumed Liabilities or against any of the Branches. To Seller’s knowledge, there are no obligations or liabilities (whether or not accrued, contingent or otherwise) or facts or circumstances that would reasonably be expected to result in any material claims or such obligations or liabilities with respect to the Branches, the Assets or the Assumed Liabilities that individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect with respect to Seller.

5.6.          Regulatory Matters.  (11) There are no pending or, to Seller’s knowledge, threatened disputes or controversies between Seller and any federal, state or local governmental agency or authority, or investigation or inquiry by any such agency or authority, materially affecting or relating to the Branches, the Assets or the Assumed Liabilities.

(b)           Neither Seller nor any of its Affiliates has received any oral or written indication from any federal or state governmental agency or authority that such agency would oppose or refuse to grant a Regulatory Approval and Seller knows of no reason relating to Seller or its Affiliates for any such opposition or refusal.

(c)           Neither Seller nor any of its Affiliates has adopted by board resolution or bylaw at the request of, or is a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, or is the subject of any supervisory agreement or letter or enforcement action by (any of the foregoing, an “Enforcement Action”), any Regulatory Authority, nor has any of them been advised by any Regulatory Authority that it is contemplating issuing or requesting any Enforcement Action, in each case that would reasonably be expected to have a Material Adverse Effect with respect to Seller.

5.7.          Compliance with Laws.  All business and operations of the Branches or relating to the Assets and the Assumed Liabilities has been conducted in compliance, in all material respects, with all federal, state and local laws, regulations, rules and ordinances, except noncompliance that would not reasonably be expected to have a Material Adverse Effect with respect to Seller.

5.8.          Purchased Loans.

(a)           Each Purchased Loan:

(i)           Represents the valid and legally binding obligation of the obligor, maker, co-maker, guarantor, endorser or debtor (such Person referred to as an “Obligor”) thereunder, and is evidenced by legal, valid and binding instruments executed by the Obligor.  Seller has no knowledge that any such Obligor at the time of such execution lacked capacity to contract, and any signature on any Loan Documents is the true original or facsimile signature of the Obligor on the Purchased Loan involved;

(ii)          Is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles;

(iii)         (A) Was originated or purchased by Seller in conformity in all material respects with applicable laws and regulations and its unpaid principal balance as shown on Seller’s books and records is true and correct as of the date indicated therein, (B) has an assignable Encumbrance, to the extent secured by a valid and enforceable lien in the collateral therefor, and has the priority reflected in Seller’s records, (C) contains customary and enforceable provisions such that the rights and remedies of the holder thereof shall be adequate for the realization against any collateral therefor and (D) complies in all material respects with all applicable requirements of federal, state, and local laws, and regulations thereunder; and

(iv)         The servicing practices of Seller used with respect to the Purchased Loan have been consistent with Seller’s practices in all material respects and have been in compliance in all material respects with all applicable requirements of federal, state and local laws and regulations thereunder.

(b)           Except as set forth in Section 5.8(a) above, Seller makes no representation or warranty of any kind to Purchaser relating to the Purchased Loans, including, with respect to (i) the due execution, legality, validity, enforceability, genuineness, sufficiency, value or collectability of the Purchased Loans or any documents, instruments or agreements in the Loan or credit file, including, without limitation, documents granting a security interest in any collateral relating to a Purchased Loan, (ii) any representation, warranty or statement made by an obligor or other party in or in connection with any Purchased Loan, (iii) the financial condition or creditworthiness of any primary or secondary obligor under any Purchased Loan or any guarantor or surety or other obligor thereof, (iv) the performance of the obligor or compliance with any of the terms or provisions of any of the documents, instruments and agreements relating to any Purchased Loan, (v) inspecting any of the property, books or records of any obligor or (vi) any of the warranties set forth in Section 3-417 of the Uniform Commercial Code.

5.9.          Records.  The Records accurately reflect in all material respects as of their respective dates the Net Book Value of the Assets and Assumed Liabilities being transferred to Purchaser hereunder and all other matters the Records purport to present. The Records include all customary Branch, customer and customer-related information reasonably necessary to service the Assumed Deposits on an ongoing basis and as may be required under applicable law.

5.10.        Title to Assets.  Seller is the lawful owner of, or in the case of leased Assets, has an exclusive and valid leasehold interest in, each of the Assets, free and clear of all Encumbrances.  Subject to the terms and conditions of this Agreement, on the Closing Date, Purchaser will acquire valid title to, or in the case of leased Assets (subject to receipt of the consents and approvals set forth in Schedule 7.4(a) of the Seller’s Disclosure Schedule), a valid leasehold interest in, all of the material Assets, free and clear of any Encumbrances.

5.11.        Deposits.  The deposit agreements and other documents relating to the Assumed Deposits to be delivered or made available to Purchaser will be those that are necessary to establish the amounts or other terms of the Assumed Deposits, that will govern the terms of the deposit accounts and that evidence the Assumed Deposits. The Assumed Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. All of the Assumed Deposits are transferable at the Closing to Purchaser, and, to Seller’s knowledge, there are no Assumed Deposits that are subject to any judgment, decree or order of any court or governmental authority.  Prior to the date of this Agreement, Seller has provided Purchaser with forms of all deposit agreements related to the Assumed Deposits and all such forms contain all material terms of the Assumed Deposits.

5.12.        Environmental Laws; Hazardous Substances.  To Seller’s knowledge, each parcel of Real Property:

(a)           is and has been operated by Seller in all material respects in compliance with all applicable Environmental Laws;

(b)           is not the subject of any written notice received by Seller from any governmental authority or other Person alleging the material violation of, or material liability under, any applicable Environmental Law;

(c)           is not currently subject to any court order, administrative order or decree arising under any Environmental Law;

(d)           has not been used by Seller or any other Person for the disposal of Hazardous Substances and, to Seller’s knowledge, is not contaminated with any Hazardous Substances requiring remediation or response under any applicable Environmental Law;

(e)           with respect to any Hazardous Substances, the only use of any such Hazardous Substances has been in such amounts and types as is lawful under Environmental Law; and

(f)           has not had any releases, emissions, or discharges of Hazardous Substances except as permitted under applicable Environmental Laws which have not been remediated in all material respects.

5.13.        Property.

(a)           Seller has, and will convey to Purchaser at the Closing, good and marketable title to the Owned Real Property with respect to the Purchased Branches, free and clear of all Material Encumbrances.

(b)           Seller has not received any written notice of any uncured current violations, citations, summonses, subpoenas, compliance orders, directives, suits, other legal processes, or other written notice of potential liability under applicable zoning, building, fire and other applicable laws and regulations relating to the Owned Real Property, and, except as would not reasonably be expected, individually or in the aggregate, to affect, in any material respect, Purchaser’s use and enjoyment of the Owned Real Property, there is no action, suit, proceeding or investigation pending or, to Seller’s knowledge, threatened before any governmental authority that relates to Seller or the Owned Real Property.

(c)           Seller has not received any written notice of any actual or pending condemnation proceeding relating to the Branches, nor, to Seller’s knowledge, has any such proceeding been threatened.

(d)           Seller is not in default or breach of, and has received no written notice of any material default or breach by Seller under any covenant, condition, restriction, right of way or easement affecting the Owned Real Property or any portion thereof, and, to Seller’s knowledge, no such default or breach now exists.

(e)           Neither Seller nor any of its Affiliates has entered into any agreement regarding the Real Property (other than the Branch Leases), and the Real Property is not subject to any claim, demand, suit, lien, proceeding or litigation of any kind, pending or outstanding, or, to Seller’s knowledge, threatened, that would be binding upon Purchaser or its successors or assigns and affect or limit Purchaser’s or its successors’ or assigns’ use and enjoyment of the Real Property or that would materially limit or restrict Purchaser’s right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

(f)           Seller has valid title to its Personal Property, free and clear of all Encumbrances, and has the right to sell, convey, transfer, assign and deliver to Purchaser all of the Personal Property. The Personal Property is in reasonable working order in all material respects (subject to ordinary wear and tear).

5.14.        Tax Matters.  Seller has duly and timely filed all returns and reports, including amendments, which are materially correct, complete and comply in all material respects with all applicable laws and regulations, and has paid when due all real and personal property taxes and assessments, and all payroll and unemployment taxes, including any related penalties, interest, and deficiencies, that have become due and payable with respect to, or may result in a lien upon, the Branches, Branch Employees, or any of the Assets.  Seller has duly and timely withheld and paid to the appropriate governmental agencies all withholding taxes, including any related penalties, interest and deficiencies, relating to the payment of interest, earnings, or dividends on the Assumed Deposits or relating to the payment of wages to the Branch Employees except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller.  For all completed tax years, each Seller has duly and timely sent to each account holder with respect to the Assumed Deposits an Internal Revenue Service Form 1099 (or a substitute form permitted by law) relating to the interest, earnings, or dividends paid on the Assumed Deposits for those periods.

5.15.        Absence of Certain Changes or Events.

(a)           Since December 31, 2011, (i) Seller has conducted its business represented by the Branches, Assets and Assumed Liabilities only in the ordinary and usual course consistent with past practice, and (ii) except as disclosed in SFC’s periodic public filings that have been filed with, or furnished to, the Securities and Exchange Commission and become publicly available prior to the date hereof and after December 31, 2011, no event has occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Seller.

(b)           Since December 31, 2011, Seller has not taken, or committed to take, any action, nor has the board of directors of Seller resolved to take any action, that, if so taken, committed to or resolved on or after the date of this Agreement would not be permitted under Section 7.1(d) without Purchaser’s consent.

5.16.        Employee Benefit Plans; Labor Matters.

(a)           Schedule 5.16(a)(i) of the Seller Disclosure Schedule contains a complete, true and accurate list as of June 22, 2012 of the Branch Employees, and those employees of Seller whose employment activities are in the Transferred Wealth Management Relationships area or Home Loan Division, with such list expressly indicating (i) which of such employees are on leave and who are eligible to return to work under Seller’s policies, specifying the anticipated return date from such leave, (ii) their date of commencement of employment, (iii) their positions, (iv) their business locations, (v) their cost center name and number, (vi) their annual/weekly/hourly rates of compensation, (vii) their incentive and discretionary bonus amounts for the 2012 calendar year, (viii) their current year’s target incentive bonus, (ix) their status as exempt or non-exempt under the Fair Labor Standards Act, and (x) their average scheduled hours per week. Schedule 5.16(a)(i) shall be updated promptly upon Purchaser’s request from time to time following the date hereof to reflect changes to the foregoing.  Schedule 5.16(a)(ii) of the Seller Disclosure Schedule sets forth a complete, true and accurate list as of June 22, 2012 of each written or oral, express or implied, employment, retention, bonus commitment (whether or not a guarantee), severance, change of control agreement or other similar arrangement, to which a Branch Employee is a party with Seller (each, an “Employment Agreement”), and Seller has provided or made available complete, true and accurate copies of each such agreement. None of the Branch Employees are subject to any non-competition, non-solicitation or any other similar agreement that would limit or restrict any Branch Employee’s employment activities or services upon severance of employment with Seller.

(b)           No Benefit Plan in which the Branch Employees participate is a multiemployer plan within the meaning of Section 3(37) of ERISA or a plan that has two or more contributing sponsors at least two of whom are not under common control within the meaning of Section 4063 of ERISA.

(c)           The transactions contemplated by this Agreement will not, either alone or in combination with any other event or events, subject to Purchaser’s compliance with its obligations under this Agreement, (i) entitle any Branch Employee to severance pay, unemployment compensation or any other payment or (ii) result in acceleration of benefits or payments due any Branch Employee.

(d)           No Branch Employee is a party to any collective bargaining agreement, contract or other agreement or understanding with a labor organization of any type. With respect to any Branch Employee, (i) Seller is not the subject of any proceeding seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor to Seller’s knowledge is any such proceeding threatened, and (ii) no strike or similar labor dispute by the Branch Employees is pending or, to Seller’s knowledge, threatened. To Seller’s knowledge, there have not been any efforts during the past five years involving any Branch Employee seeking to certify a collective bargaining unit or engaging in any other union organizational activity.

(e)           Seller has not within the past twelve (12) months caused (i) a plant closing as defined in the WARN Act, affecting any site of employment or one or more operating units within any site of employment of Seller at which the Branch Employees are located or (ii) a mass layoff as defined in the WARN Act, nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any state or local law similar to the WARN Act, in each case, under circumstances that would reasonably be expected to affect the Branch Employees.

5.17.        Available Funds.  Seller has, and as of the Closing Date will have, sufficient funds to consummate the transactions contemplated by this Agreement, including the making of payments pursuant to Section 3.2 and, if applicable, Section 3.3.

5.18.        Post-Closing Condition.  After the Closing and immediately after giving effect to the transactions contemplated by this Agreement, including the making of payments pursuant to Section 3.2 and, if applicable, Section 3.3, (i) the consolidated fair value of the assets of such Seller and its subsidiaries, at a fair valuation, will, as of such date, exceed their consolidated debts and liabilities (subordinated, contingent or otherwise), (ii) the consolidated present fair saleable value of the property of Seller and its subsidiaries will, as of such date, be greater than the amount that will be required to pay the probable liability of their consolidated debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Seller and its subsidiaries will be able to pay, as of such date, their consolidated debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Seller and its subsidiaries, taken as a whole, will not, as of such date, have unreasonably small capital with which to conduct the business in which they are engaged. For purposes of this Section 5.18, the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability.

5.19.        Limitations on Representations and Warranties.  Except for the representations and warranties specifically set forth in this Agreement, neither Seller nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Purchaser, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Seller hereby disclaims any such representation or warranty whether by Seller or any of its officers, directors, employees, agents or representatives or any other Person.

5.20.        Brokers’ Fees.  Seller has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for the fees and commissions of D.A. Davidson & Co., for which Seller or SFC shall be solely liable.

5.21.        Transferred Wealth Management Relationships.

(a)           To the knowledge of the Seller, each Transferred Wealth Management Relationship has been in all material respects originated and serviced (i) in conformity with applicable policies of Seller and Affiliates, (ii) in accordance with the terms of any applicable instrument or agreement governing the relationship with such customer, (iii) in accordance with any instructions received from such customers, and (iv) in compliance with Applicable Law.  Each instrument or agreement governing a Transferred Wealth Management Relationship has been duly and validly executed and delivered by Seller or its Affiliates and, to the Knowledge of Seller, the other contracting parties and each such instrument or agreement constitutes a valid, binding and enforceable obligation of the parties thereto, subject as to enforcement, to applicable bankruptcy, insolvency, reorganization, liquidation and other similar laws and equitable principles relating to or affecting the enforcement of creditors rights generally.

(b)           To the Knowledge of Seller, as of the date hereof, Seller and its Affiliates have not received any written notice from any customer related to the Transferred Wealth Management Relationships that such customer intends to bring a claim against Seller or any of its Affiliates in connection with the Transferred Wealth Management Relationships.

(c)           Seller and its Affiliates currently have in place an appropriate system of policies and procedures and a supervisory system reasonably designed to achieve and maintain material compliance with all applicable federal and state securities laws (and the rules of any applicable self-regulatory organization).  To the Knowledge of Seller, the Branch Employees associated with the Transferred Wealth Management Relationships, in their capacities as employees, have complied in all material respects with Applicable Law, except noncompliance that would not reasonably be expected to have a Material Adverse Effect with respect to Seller.

5.22.        Safe Deposit Boxes.  Each of Seller and its Subsidiaries is in compliance, in all material respects, with the terms and conditions of the Safe Deposit Agreements.

5.23.        Insurance Coverage.  The business and operations of the Purchased Branches are insured against such risks and in such amounts and with such coverage deemed appropriate by management of Seller and not in a manner materially inconsistent with industry practice for a global financial institution.  Since January 1, 2012, all premiums payable under all insurance policies and fidelity bonds that currently cover the assets, business, operations and employees of the Purchased Branches and the Transferred Wealth Management Relationships have been timely paid in all material respects, and Seller and its Affiliates have otherwise complied in all material respects with the terms and conditions of all such policies and bonds.  Since January 1, 2012, there is no material claim by Seller or any of its Affiliates related to the Purchased Branches pending under any such policies or bonds as to which coverage has been denied by the underwriters of such policies or bonds applicable to the Purchased Branches.  To the Knowledge of Seller, no insurer has threatened a termination of coverage under any such policies or bonds, except notices required to be given by Applicable Law prior to the expiration of any policy or bond advising that coverage will terminate by its terms if such policy or bond is not renewed.

5.24.        Taxes.

(a)           All Tax Returns required to have been filed with respect to the Assets have been filed with the appropriate Taxing Authority; each such Tax Return is true, complete and correct in all material respects.  All Taxes shown to be due on such Tax Returns, and all Taxes due and attributable to the Assets, have been timely paid, withheld and timely paid to the appropriate Taxing Authority, or reflected in an appropriate tax reserve in accordance with GAAP on the financial statements of Seller, other than those Taxes the failure of which to be paid would not result in an Encumbrance on the Assets or become a liability of Purchaser.

(b)           No notice of deficiency or assessment of Taxes has been received from any Taxing Authority with respect to the Assets.  There is no material dispute or claim concerning any Tax relating to the Assets either (A) claimed or raised by any Taxing Authority in writing or (B) of which Seller has Knowledge.  There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax (whether or not such Tax relates to the Assets).

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller as follows:

6.1.           Corporate Organization and Authority.

(a)           Eagle is a bank holding company, duly organized and validly existing under the laws of the State of Delaware and has the requisite power and authority to conduct the business conducted at the Branches substantially as currently conducted by Seller.  Eagle has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Eagle enforceable against Eagle in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b)           American Federal is a Federal savings bank duly organized and validly existing under the laws of the United States and has the requisite power and authority to conduct the business conducted at the Branches substantially as currently conducted by Seller.  American Federal has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of American Federal enforceable against American Federal in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

6.2.           No Conflicts.  The execution, delivery and performance of this Agreement by Purchaser does not, and will not, (i) violate any provision of its charter or by-laws or (ii) subject to the Regulatory Approvals, violate or constitute a breach of, or default under, any law, rule, regulation, judgment, decree, ruling or order of any court, government or governmental authority to which Purchaser is subject or any agreement or instrument of Purchaser, or to which Purchaser is subject or by which Purchaser is otherwise bound, which violation, breach, contravention or default referred to in this clause (ii), individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.3.           Approvals and Consents.  Other than the Regulatory Approvals, no notices, reports or other filings are required to be made by Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser from, any governmental or regulatory authority of the United States or the several States in connection with the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby by Purchaser, the failure to make or obtain any or all of which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect.

6.4.           Regulatory Matters.

(a)           Except as set forth on Schedule 6.4, there are no pending or, to Purchaser’s knowledge, threatened disputes or controversies between Purchaser and any federal, state or local governmental agency or authority that, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect with respect to Purchaser.

(b)           Neither Purchaser nor any of its Affiliates have received any indication or notice from any federal or state governmental agency or authority, including in connection with such agency’s or authority’s review of a previously-announced business acquisition, sale or other strategic transaction, that such agency would oppose, refuse to grant or materially condition the grant of the Regulatory Approval.

(c)           Neither Purchaser nor any of its Affiliates are a party to any written order, decree, agreement or memorandum of understanding with, or commitment letter or similar submission to, or bylaw adopted at the demand or request of (each, a “Regulatory Agreement”), any federal or state regulatory agency or authority charged with the supervision or regulation of depository institutions, nor has Purchaser been advised by any such agency or authority that such agency or authority is contemplating issuing or requesting any such Regulatory Agreement, in each case which, individually or in the aggregate, would be reasonably expected to have a Material Adverse Effect with respect to Purchaser.

(d)           Purchaser is, and on a pro forma basis giving effect to the P&A Transaction and any other acquisitions or other transactions pending as of the date hereof or entered into prior to the Closing, will be, (i) at least “well capitalized” (as that term is defined at 12 C.F.R. 5.39(d)(11) or the relevant regulation of Purchaser’s primary federal bank regulator), and (ii) in compliance with all capital requirements, standards and ratios required by each state or federal bank regulator with jurisdiction over Purchaser, including any such higher requirement, standard or ratio as shall apply to institutions engaging in the acquisition of insured institution deposits, assets or branches, and no such regulator is likely to, or has indicated that it may, condition the Regulatory Approval upon an increase in Purchaser’s capital or compliance with any capital requirement, standard or ratio.

(e)           Purchaser has no reason to believe that, as of the date hereof, it will be required to divest deposit liabilities, branches, Loans or any business or line of business, or raise capital or achieve increased regulatory capital ratios or otherwise modify its financial condition or business at the request of any governmental authority, as a condition to the receipt of (i) the Regulatory Approval or (ii) any approval by any Regulatory Authority in connection with a transaction pending as of the date hereof.

(f)           Each of the subsidiaries or Affiliates of Purchaser that is an insured depository institution was rated “Satisfactory” or “Outstanding” for performance under the Community Reinvestment Act (the “CRA”) following its most recent CRA performance examination by a Regulatory Authority.  Purchaser has neither been informed that its current rating will or may be lowered in connection with a pending or future examination for CRA performance nor does it have knowledge of the existence of any fact or circumstance or set of facts or circumstances that could reasonably be expected to result in Purchaser having its current rating lowered.

(g)           Purchaser has received no notice of and has no knowledge of any planned or threatened objection by any community group to the transactions contemplated hereby.

6.5.           Litigation and Undisclosed Liabilities.  There are no actions, suits or proceedings pending or, to Purchaser’s knowledge, threatened against Purchaser, or obligations or liabilities (whether or not accrued, contingent or otherwise) or, to Purchaser’s knowledge, facts or circumstances that could reasonably be expected to result in any claims against or obligations or liabilities of Purchaser that, individually or in the aggregate, would have a Material Adverse Effect with respect to Purchaser.

6.6.           Operation of the Branches.  Purchaser intends to continue to provide retail and business banking services in the geographical area served by the Branches.

6.7.           Brokers’ Fees.  Purchaser has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement, except for fees and commissions for which Purchaser shall be solely liable.

6.8.           Limitations on Representations and Warranties.  Except for the representations and warranties specifically set forth in this Agreement, neither Purchaser nor any of its agents, Affiliates or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Seller, express or implied, at law or in equity, with respect to the transactions contemplated hereby, and Purchaser hereby disclaims any such representation or warranty whether by Purchaser or any of its officers, directors, employees, agents or representatives or any other Person.

ARTICLE 7

COVENANTS OF THE PARTIES

7.1.           Conduct of the Purchased Branches Prior to Closing.  From the date hereof until the Closing Date, (i) except as set forth in Schedule 7.1 of the Seller Disclosure Schedule, (ii) as may be required by a Regulatory Authority or applicable law or (iii) as otherwise expressly provided hereby, Seller will use its commercially reasonable efforts) with respect to the Branches, the Home Loan Division, the Assets, the Transferred Wealth Management Relationships and the Assumed Liabilities to (a), conduct the business of the Purchased Branches, the Home Loan Division and the Transferred Wealth Relationships in the ordinary course consistent with historical and customary past practice and maintain, generally, its existing relations and goodwill with Purchased Branch Customers and vendors and suppliers to the business of the Purchased Branches and Home Loan Division Facilities, (b) maintain the Branches and Home Loan Division Facilities in their current condition, ordinary wear and tear excepted, (c) conduct the business of the Branches and preserve the Assets and Assumed Liabilities in all material respects in the ordinary and usual course of business consistent with historical and customary past practice and (d) shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed):

(i)           except as required by a Benefit Plan or by contractual commitments outstanding on the date hereof, increase the salary or incentive compensation of any Branch Employee other than a regularly scheduled merit increases generally applicable to Seller employees having similar rank or duties, or pay any uncommitted bonus to any Branch Employee other than as incentive compensation  pursuant to plans, practices or policies of Seller in existence on the date of this Agreement and granted in the ordinary course of business;

(ii)          increase the number of persons employed in the Transferred Wealth Management Relationship business other than to fill vacant positions existing on the date of the Agreement or Purchased Branches or terminate any of the Branch Employees (other than for cause or in the ordinary course of business in accordance with Seller’s personnel policies and practices in effect as of the date hereof);

(iii)         transfer any Branch Employee to another branch facility or office of Seller of any of its Affiliates which is not a Purchased Branch, or transfer any employee of Seller who, as of the date hereof, is not a Branch Employee to any Purchased Branch, other than to fill a vacancy at a Purchased Branch;

(iv)        except as required by a Benefit Plan or by contractual commitments outstanding on the date hereof, establish, adopt, enter into or materially amend any plan, agreement or arrangement that provides incentive compensation, bonus or commissions exclusively for the benefit of the Branch Employees that would result in an increase in liability for Purchaser;

(v)         sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any Assets or Assumed Deposit existing on the date hereof, except in the ordinary course of business;

(vi)        except pursuant to the request of the applicable obligor, sell, transfer, assign, encumber or otherwise dispose of or enter into any contract, agreement or understanding to sell, transfer, assign, encumber or dispose of any Purchased Loan, except in the ordinary course of business;

(vii)       amend, modify or extend any Purchased Loan except in the ordinary course of business;

(viii)      amend, waive, modify in any material respect or consent to the termination of any Assumed Contract, or amend, waive, modify or consent to the termination of Seller’s rights thereunder, enter into any  contract in connection with the Transferred Business or the Assets other than in the ordinary course of business;

(ix)         establish or price Assumed Deposits other than in the ordinary course of business (including deposit pricing policies in effect as of the date hereof);

(x)          introduce material new products or market promotions other than market promotions in the ordinary course of business and products and promotions already scheduled to be introduced as of the date hereof;

(xi)         release, compromise or waive any claim or right that is part of the Assets or the Assumed Liabilities other than in the ordinary course of business; or

(xii)        agree with, or commit to, any Person to do any of the things described in clauses (i) through (xi) above except as contemplated hereby.

(xiii)       Solicit, agree with, or commit to, any Person to do any of the things described in clauses (i) through (xii) except as contemplated hereby.

7.2.           Access and Confidentiality.  (12) Until the earlier of the Closing Date and the date on which the Agreement is terminated pursuant to Article 10, Seller shall afford to Purchaser and its officers and authorized agents and representatives reasonable access during normal business hours and at such other times as reasonably requested to the properties, books, records, contracts, documents, files and other information of or relating to the Assets, the Assumed Liabilities and the Branch Employees; provided, however, that nothing herein shall afford Purchaser the right to review any information to the extent relating solely to loans held by Seller, including information regarding borrowers, or any information to the extent relating solely to Seller’s other branches, facilities and operations not subject to this Agreement. Seller shall identify to Purchaser, within seven (7) calendar days after the date hereof, a group of its salaried personnel (with the necessary expertise and experience to assist Purchaser) that shall constitute a “transition group” who will be available to Purchaser at reasonable times during normal business hours to provide information and assistance in connection with Purchaser’s investigation of matters relating to the Assets, the Assumed Liabilities and transition matters to the end that Purchaser receives all Records and information to which Seller currently has access in its operations of the Branches, the Home Loan Division, the Assets and the Assumed Liabilities. Such transition group will also work cooperatively to identify and resolve issues arising from any commingling of Records with Seller’s records for its other branches, assets and operations not subject to this Agreement. Seller shall furnish Purchaser with such additional financial and operating data and other information about its business operations at the Branches and Home Loan Division Facilities as may be reasonably necessary for the orderly transfer of the business operations of the Branches and Home Loan Division and for purposes of enabling Purchaser to comply with its securities law disclosure obligations; provided, however, that nothing herein shall afford Purchaser the right to review any information relating to loans held by Seller, including information regarding borrowers or any information relating to Seller’s other branches, facilities and operations not subject to this Agreement. Any investigation pursuant to this Section 7.2(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of Seller’s business. Without limiting the generality of the foregoing, Purchaser may meet with Branch Employees, as well as with any regional directors who have responsibility for the Branches, promptly following execution of this Agreement and through the Closing to discuss employment retention and other employment related matters at mutually agreeable times and so long as such meetings do not interfere unreasonably with the conduct of Seller’s business and Seller is provided advance notice of such meetings and is permitted to have one or more representative(s) of Seller attend such meetings.  Furthermore, Seller will use commercially reasonable efforts to cooperate with Purchaser and will make available at Purchaser’s reasonable request during the period from the date of this Agreement until the Closing Date, during business hours and without unreasonably interfering with the operations of Seller, Seller’s experienced technical personnel for consultations with Purchaser concerning transition matters other than the matters referred to in Section 4.1.  Notwithstanding the foregoing, Seller shall not be required to provide access to or disclose information where such access or disclosure would result in the loss of any attorney-client privilege or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into and disclosed to Purchaser prior to the date of this Agreement. Seller and Purchaser shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           Seller shall permit Purchaser, at Purchaser’s expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at each Branch at any time prior to the Closing Date; provided, however, that Purchaser shall have the right to conduct a “phase II environmental audit” prior to the Closing only to the extent that a “phase II environmental audit” is within the scope of additional testing recommended by the “phase I environmental audit” to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by The American Society for Testing Materials) that was discovered in the “phase I environmental audit.” Prior to performing any “phase II environmental audits,” Purchaser will provide Seller with a copy of its proposed work plan and Purchaser will cooperate in good faith with Seller to address any comments or suggestions made by Seller regarding the work plan. Purchaser and its environmental consultant shall conduct all environmental assessments pursuant to this Section 7.2(b) at mutually agreeable times and so as to or minimize interference with Seller’s operation of its business. Purchaser shall be required to restore each Owned Real Property to its pre-assessment condition. All costs and expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” and any restoration and clean up required to restore each Owned Real Property to its pre-assessment condition, shall be borne solely by Purchaser.

(c)           From and after the date of this Agreement, Seller shall keep confidential non-public information in its possession (other than information which was or becomes available to Seller on a non-confidential basis from a source other than Purchaser or any of its Affiliates) relating to Purchaser, its Affiliates, the Branches, the Home Loan Division Facilities, the Assets and the Assumed Liabilities; provided, however, that Seller shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Seller’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process), regulatory process or request, or to the extent such disclosure is reasonably necessary for purposes of compliance by Seller or its Affiliates with tax or regulatory reporting requirements; provided that in the event of any disclosure pursuant to legal process Seller exercises commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Purchaser to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

(d)           From and after the Closing, Purchaser shall keep confidential non-public information in its possession (other than information which was or becomes available to Purchaser on a non-confidential basis from a source other than Seller or any of its Affiliates) relating to Seller and its Affiliates other than the Branches, the Home Loan Division Facilities, the Assets and the Assumed Liabilities; provided, however that Purchaser shall not be liable hereunder with respect to any disclosure to the extent such disclosure is required pursuant to legal process (including pursuant to the assertion of Purchaser’s rights under this Agreement) (by interrogatories, subpoena, civil investigative demand or similar process) or regulatory process or request; provided that in the event of any disclosure pursuant to legal process Purchaser exercises commercially reasonable efforts to preserve the confidentiality of the non-public information disclosed, including by cooperating with Seller to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the non-public information required to be disclosed.

7.3.           Regulatory Approvals.

(a)           As soon as practicable and in no event later than forty-five (45) calendar days after the date of this Agreement Purchaser shall prepare and file any applications, notices and filings required in order to obtain the Regulatory Approval.  Purchaser shall use commercially reasonable efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to obtain such approval as promptly as reasonably practicable in order to permit the Closing to occur as promptly as practicable but in no event later than the End Date.  Seller will use reasonable best efforts to cooperate in connection therewith.  Seller shall have the right to review in advance, and to the extent practicable Purchaser shall consult with Seller with respect to, in each case subject to applicable laws relating to the exchange of information, all nonconfidential, material written information submitted to any third party or any Regulatory Authority in connection with the Regulatory Approval.  In exercising the foregoing review and consultation right, Seller shall act reasonably and as promptly as practicable.

(b)           In furtherance and not in limitation of the covenants of Purchaser contained in Section 7.3(a), Purchaser shall take all actions necessary to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any Order that would restrain, prevent or delay the Closing on or before the End Date, including defending through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by any applicable Regulatory Authority or any private party, and (ii) avoid or eliminate each and every impediment under any applicable law so as to enable the Closing to occur as soon as possible (and in any event no later than the End Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Purchaser and its Subsidiaries and (B) otherwise taking or committing to take actions that after the Closing would limit Purchaser’s and/or its Subsidiaries’ freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Purchaser and/or its Subsidiaries, as may be required in order to avoid the entry of, or to effect the dissolution of, any Order that would otherwise have the effect of preventing or materially delaying the Closing.  Purchaser shall agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Purchaser’s or its Subsidiaries’ ability to operate or retain, any of the businesses, product lines or assets of Purchaser or any of its Subsidiaries; provided, however, that any such action is conditioned upon the consummation of the transactions contemplated by this Agreement.

(c)           Purchaser shall not, and shall not cause its Affiliates to, knowingly take any action that would reasonably be expected to (i) result in a Material Adverse Effect with respect to Purchaser or (ii) prevent, materially impede or delay Purchaser’s receipt of any Regulatory Approvals or the consummation of the transactions contemplated by this Agreement.

7.4.           Consents.  (13) Seller will provide in Schedule 7.4(a) a list of all Branch Leases, Assumed Contracts, licenses and other agreements requiring the consent of third parties.  Seller agrees to use commercially reasonable efforts, at its sole expense, to obtain from lessors under Branch Leases and counterparties under Assumed Contracts required in order to assign or transfer any Asset or Assumed Deposit to Purchaser on the Closing Date, any required consents to such assignment or transfer to Purchaser on the Closing Date; provided that, in the case of any Branch Lease or Assumed Contract, if any consent set forth in this Section 7.4(a) is not obtained notwithstanding Seller’s use of commercially reasonable efforts as required hereunder, the parties shall negotiate in good faith and Seller and Purchaser shall use commercially reasonable efforts to make alternative arrangements reasonably satisfactory to Purchaser that provide Purchaser, to the maximum extent reasonably possible, the benefits and burdens of the properties subject to Branch Leases and Assumed Contracts in a manner that does not violate the applicable Branch Lease or Assumed Contract (for the same cost as would have applied if the relevant consent had been obtained). Notwithstanding the foregoing, with respect to the Assumed Contracts (but not Branch Leases), if Seller is unable to obtain any consent contemplated by this Section 7.4(a) after using its commercially reasonable efforts, Seller may terminate the applicable Assumed Contract at Seller’s sole expense, it being agreed that effective as of such termination, such Assumed Contract shall not constitute an Asset under this Agreement.  If any alternative arrangement is implemented between Seller and Purchaser at or prior to the Closing, the parties shall continue after the Closing to exercise commercially reasonable efforts to obtain the related consents that could not be obtained prior to the Closing, and, if such a consent is obtained, Seller shall assign to Purchaser the applicable Branch Lease pursuant to the terms of this Agreement applicable to leases assigned at the Closing, and the parties shall restructure the applicable alternative arrangement.  Nothing in this Section 7.4(a) or any alternative arrangement shall be deemed to excuse any party hereto from its obligations under any other provision of this Agreement or shall be deemed a waiver of any other rights hereunder.

(b)           Unless otherwise directed by Purchaser, Seller shall use commercially reasonable efforts to procure estoppel certificates substantially in the form of Schedule 7.4(b)-1 attached hereto, from each lessor under Branch Leases, and in the form of Schedule 7.4(b)-2 from each subtenant under Tenant Leases, which certificates shall be at the expense of Purchaser; provided that in the case of any Branch Lease, if any estoppel certificate as set forth in this Section 7.4(b) is not obtained, notwithstanding Seller’s use of commercially reasonable efforts as required hereunder, the Assets and Assumed Liabilities associated with the subject Purchased Branch shall be transferred to Purchaser and the parties shall negotiate in good faith and Seller shall use commercially reasonable efforts to make alternative arrangements reasonably satisfactory to Purchaser with respect to such Branch Lease.

(c)           Seller will use commercially reasonable efforts to procure subordination, attornment and non-disturbance agreements from any mortgage lender holding a mortgage lien on any Real Property at which a Branch Lease is operated, in a form reasonably satisfactory to Purchaser; provided, however, Seller shall not be obligated to incur any material monetary obligations or expenditures in connection with the utilization of commercially reasonable efforts to obtain such subordination, attornment and non-disturbance agreements.

7.5.           Efforts to Consummate; Further Assurances.  (14) Purchaser and Seller agree to use commercially reasonable efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b)           From time to time following the Closing, at Purchaser’s request and at Purchaser’s expense, Seller will duly execute and deliver such assignments, bills of sale, deeds, acknowledgments and other instruments of conveyance and transfer and take such other action as shall be necessary or appropriate to vest in Purchaser the full legal and equitable title to the Assets and Assumed Liabilities or to consummate the transactions contemplated by this Agreement.

(c)           Subject to Section 4.3, on and after the Closing Date, each party will promptly deliver to the other, at such other party’s expense, all mail and other communications properly addressable or deliverable to the other as a consequence of the P&A Transaction; and without limitation of the foregoing, on and after the Closing Date, Seller shall promptly forward any mail, communications or other material relating to the Assumed Deposits or the Assets transferred on the Closing Date, including that portion of any IRS “B” tapes that relates to such Assumed Deposits, to such employees of Purchaser at such addresses as may from time to time be specified by Purchaser in writing.

(d)           Prior to the Closing Date, each of the parties hereto shall promptly advise the other party of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein.

7.6.           Non-Solicitation/Non-Competition.  (15) For a period of two (2) years following the Closing Date, Seller agrees that it shall not (and SFC agrees that it shall not, and shall cause SFC’s Affiliates not to) (i) establish or maintain any banking, branch banking, loan production or agency office or operation in the State of Montana that solicits or accepts deposits or deposit, lending, leasing, financing or cash management relationships, (ii) solicit deposits or deposit relationships from customers or potential customers residing or having a place of business in the State of Montana, or (iii) solicit or target for solicitation, directly or indirectly, customers of the Branches or depositors associated with the Assumed Deposits to (A) provide deposit, safe deposit, trust or other financial services relationships or (B) terminate or reduce their relationships with Purchaser or any of its Affiliates; provided, however, that this Section 7.6(a) shall not prohibit (1) responding to unsolicited inquiries by such customers with respect to banking or other financial services, (2) general solicitation through mass media that are not specifically directed, in whole or in part, at the State of Montana, or (3) continuing to gather deposits and provide commercial financial products and services to current and future commercial customers; provided, however, that this exception shall not permit the establishment or maintenance of bank branches within the State of Montana. The restrictions set forth in this Section 7.6(a) shall not apply to the banking, branch banking, loan production or agency offices or operations of any Person who (A) as of the date hereof, is not an Affiliate of SFC and (B) following the date hereof, acquires Seller or SFC substantially in its entirety (without consideration of the Assets and Assumed Liabilities) in a transaction in which (1) Persons who are directors of SFC prior to the consummation of the transaction do not constitute upon the consummation of such transaction a majority of the board of directors of the Person which survives such transaction (or the publicly traded parent thereof) and (2) the holders of the common stock of SFC hold upon the consummation of such transaction less than 50% of the shares of equity securities normally entitled to vote in the election of directors of such Person (such Person, an “Acquiring Person”); provided, however, that nothing in this sentence shall be construed to permit any of SFC, Seller, any Acquiring Person or any of their respective Affiliates to employ any Records in order to conduct or facilitate any solicitation or targeting contemplated by the first sentence of this Section 7.6(a). Furthermore, the restrictions set forth in this Section 7.6(a) shall not prohibit SFC, Seller or any of their respective Affiliates from (1) consummating the purchase or acquisition (through merger, stock purchase or purchase of all or substantially all of the assets in a transaction not subject to the immediately preceding sentence) of any unaffiliated third party (the “Target Entity”) that operates banking, branch banking, loan production or agency offices or operations within the State of Montana and (2) continuing to operate such offices and operations thereafter, in either case so long as the aggregate deposits of the Target Entity within the State of Montana do not exceed 25% of the aggregate deposits of Purchaser within the State of Montana (based on call reports as of the most recent June 30 date preceding the date of such consummation).

(b)           For a period of twelve (12) months following the Closing Date, SFC and Seller will not, and shall cause their respective Affiliates not to, solicit for employment or employ any Transferred Employee; provided, however, that nothing in this Section 7.6(b) shall be deemed to prohibit Seller, SFC and/or their respective Affiliates from (i) making general solicitations not targeted at Transferred Employees (including job announcements in newspapers and industry publications or on the Internet), (ii) soliciting any Transferred Employee whose employment is terminated by Purchaser prior to SFC or Seller, and/or any of their Affiliates, soliciting such Transferred Employee or (iii) using employee search firms, so long as such employee search firms are not instructed to and do not engage in targeted solicitations of Transferred Employees, and, in the case of (i), (ii) or (iii), thereafter employing such Transferred Employee.

(c)           If any provision or part of this Section 7.6 is held by a court or other authority of competent jurisdiction to be invalid or unenforceable, the parties agree that the court or authority making such determination will have the power to reduce the duration or scope of such provision or to delete specific words or phrases as necessary (but only to the minimum extent necessary) to cause such provision or part to be valid and enforceable. If such court or authority does not have the legal authority to take the actions described in the preceding sentence, the parties agree to negotiate in good faith a modified provision that would, in so far as possible, reflect the original intent of this Section 7.6 without violating applicable law.

7.7.           Insurance.  Seller will maintain in effect until the Closing Date all casualty and public liability policies relating to the Branches and Home Loan Division Facilities and maintained by Seller on the date hereof or will use commercially reasonable efforts to procure comparable replacement coverage and maintain such policies or replacement coverage in effect until the Closing Date. Purchaser shall provide all casualty and public liability insurance for the Branches and Home Loan Division Facilities after the Closing Date. In the event of any material damage, destruction or condemnation affecting Real Property between the date hereof and the time of the Closing, Purchaser shall have the right to exclude any Real Property so affected from the Assets to be acquired, require Seller to take reasonable steps to repair or replace the damaged or destroyed property, or require Seller to deliver to Purchaser any insurance proceeds and other payments, to the extent of the fair market value or the replacement cost of the Real Property, received by Seller as a result thereof unless, in the case of damage or destruction, Seller has repaired or replaced the damaged or destroyed property.

7.8.           Change of Name, Etc.  (16) As promptly as possible after the Closing, but in no event after termination of the Post-Closing Processing Period, Purchaser will (a) change the name and logo on all documents and facilities relating to the Assets and the Assumed Liabilities to Purchaser’s name and logo, (b) notify all Persons whose Assumed Deposits or Safe Deposit Agreements are transferred under this Agreement of the consummation of the transactions contemplated by this Agreement, and (c) provide all appropriate notices to Regulatory Authorities required as a result of the consummation of such transactions. From and after the date of this Agreement, Seller shall cooperate with any commercially reasonable request of Purchaser directed to accomplish the removal of Seller’s signage by Purchaser and the installation of Purchaser’s signage by Purchaser; provided, however, that (i) all such removals and all such installations shall be at the expense of Purchaser, (ii) such removals and installations shall be performed in such a manner that does not unreasonably interfere with the normal business activities and operations of the Branches and Purchaser shall repair any damage to the area altered to its pre-existing condition, (iii) such installed signage shall comply with the applicable Branch Lease and all applicable zoning and permitting laws and regulations, (iv) such installed signage shall have, if necessary, received the prior approval of the owner or landlord of the facility, and such installed signage shall be covered in such a way as to make Purchaser signage unreadable at all times prior to the Closing, but such cover shall display the name and/or logo of Seller (or of its Affiliates) in a manner reasonably acceptable to Seller and (v) if this Agreement is terminated prior to the Closing, Purchaser shall immediately and at its sole expense restore such signage and any other area altered in connection therewith to its pre-existing condition.

(b)           Seller hereby grants to Purchaser a nonexclusive, paid up, royalty-free, non-sublicensable right and license to use the Seller’s IP during the Post-Closing Processing Period for the purposes set forth herein, subject to the following:

(i)           Beginning on the Closing Date and during the Post-Closing Processing Period, Purchaser will use the Seller’s IP only as reasonably necessary to carry out the purposes set forth in this Agreement.

(ii)          Purchaser agrees that it will not, directly or indirectly, do anything or cooperate with or assist any person in doing anything, in either case in connection with the rights being granted to Purchaser under this Section 7.8(b), knowing such action to be adverse to the sole and exclusive ownership by Seller of the Seller’s IP. Purchaser agrees that nothing in this license shall give Purchaser any right, title, or interest in the Seller’s IP, except as a licensee. Purchaser agrees that it will not, directly or indirectly, contest or knowingly cooperate or assist any third party in contesting the title of Seller to the Seller’s IP. Purchaser shall not file federal, state, or foreign trademark applications that are the same as or confusingly or deceptively similar to the Seller’s IP.

(c)           Purchaser agrees that any use of the Seller’s IP in the maintenance and ownership of the Assets and the Purchased Branches and Home Loan Division after the Closing shall be provided in accordance with all applicable legal requirements and with the additional terms and conditions as set forth in this Agreement, and that the same shall not reflect adversely in any material respect upon the good name of Seller and that the maintenance and ownership of the Assets and the Purchased Branches and Home Loan Division, insofar as it reflects upon Seller by reason of the use by Purchaser of Seller’s IP, will be of a standard, skill and quality that is at least commensurate in all material respects with the standard, skill and quality employed by Purchaser (and acknowledged by Seller) in the operation of its branch banking business as of the date of execution of this Agreement.

(d)           Purchaser agrees, from time to time as may be reasonably requested by Seller during the Post-Closing Processing Period, to furnish Seller samples of materials bearing the Seller’s IP at no charge to Seller, in order to permit Seller to inspect same to determine compliance with this Section 7.8. In addition, Purchaser shall grant to Seller reasonable access to the Purchased Branches and Home Loan Division Facilities, upon reasonable advance request of Seller and in a manner that will not unreasonably interfere with the operations of the Branches and Home Loan Division, to permit Seller to verify that the Branches and Home Loan Division are being operated in compliance with the requirements of this Agreement.

ARTICLE 8

TAXES AND EMPLOYEE BENEFITS

8.1.           Proration of Taxes.  For purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes for the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.

8.2.           Sales and Transfer Taxes.  Seller and Purchaser shall be equally responsible for the payment of all transfer, recording, documentary, stamp, sales, use (including all bulk sales Taxes) and other similar Taxes and fees (collectively, the “Transfer Taxes”), that are payable or that arise as a result of the P&A Transaction, when due. Seller shall file any Tax Return that is required to be filed in respect of Transfer Taxes described in this Section 8.2 when due, and Purchaser shall cooperate with respect thereto as necessary.

8.3.           Information Returns.  At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Assumed Deposits on which Seller is back-up withholding as of the Closing Date.

8.4.           Payment of Amount Due under Article 8.  Any payment by Seller to Purchaser, or to Seller from Purchaser, under this Article 8 (other than payments required by Section 8.2, which shall be paid when determined) to the extent due at the Closing may be offset against any payment due the other party at the Closing. All subsequent payments under this Article 8 shall be made as soon as determinable and shall be made and bear interest from the date due to the date of payment as provided in Section 3.2(b).

8.5.           Assistance and Cooperation.  After the Closing Date, each of Seller and Purchaser shall:

(a)           Make available to the other and to any taxing authority as reasonably requested all relevant information, records, and documents relating to Taxes with respect to the Assets, the Assumed Liabilities, or the operation of the Purchased Branches or Home Loan Division;

(b)           Provide timely notice to the other in writing of any pending or proposed Tax audits (with copies of all relevant correspondence received from any taxing authority in connection with any Tax audit or information request) or Tax assessments with respect to the Assets, the Assumed Liabilities, or the operation of the Branches or Home Loan Division for taxable periods for which the other may have a liability under this Agreement; and

(c)           The party requesting assistance or cooperation shall bear the other party’s reasonable out-of-pocket expenses in complying with such request to the extent that those expenses are attributable to fees and other costs of unaffiliated third party service providers.

8.6.           Tax Treatment of Indemnification Payments. Except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any comparable provision of state, local or foreign Law), Seller, Purchaser, and their respective Affiliates shall treat any and all payments under Article 11 as an adjustment to the Purchase Price for all Tax purposes.

8.7.           Transferred Employees.

(a)           Offers of Employment.

(i)           General.  At least thirty (30) calendar days prior to the Closing Date, and effective as of the Closing Date, Purchaser agrees that it shall, or shall cause one of its Affiliates to, offer employment to all of the Branch Employees who are actively employed by Seller as of the Closing Date and, subject to Section 8.7(a)(ii) below, to each Leave Recipient, and, effective as of the applicable Transfer Date, Purchaser will employ each such employee who has accepted the offer, remains in good standing with Seller and satisfies all reasonable and customary employment screening requirements of Purchaser. On and after the Closing Date, each Branch Employee employed by Purchaser, as of the Transfer Date, shall be considered a “Transferred Employee” for purposes of this Agreement. Each Transferred Employee’s employment with Seller shall cease as of the applicable Transfer Date. Subject to the provisions of this Section 8.7, Transferred Employees shall be subject to the employment terms, conditions and rules applicable to other similarly situated employees of Purchaser. Nothing contained in this Agreement shall be construed as an employment contract between Purchaser and any Branch Employee or Transferred Employee.

(ii)           Special Provisions for Leave Recipients.  With respect to any Branch Employee that Purchaser intends to provide an offer of employment to and who is not actively at work on the Closing Date as a result of an approved leave of absence (including military leave with reemployment rights under federal law and leave under the Family and Medical Leave Act of 1993) (collectively, the “Leave Recipients”), Purchaser shall make an offer of employment in the manner required by Section 8.7(a)(i), contingent on such Leave Recipient’s return to active status (x) to any Branch Employee on military leave at the Closing Date who actively commences employment with Purchaser within the time period mandated by applicable law and (y) for any other Leave Recipients within one-hundred and eighty (180) days following the Closing Date. When the Leave Recipient returns to active status pursuant to the terms hereof, such Leave Recipient shall be considered a Transferred Employee.

(b)           Terms of Offer.  Branch Employee shall be provided a written offer of employment subject to the following terms and conditions for no less than the twelve month period immediately following the Closing Date:

(i)           Each Branch Employee’s base salary as an employee of Purchaser shall be at least equivalent to the rate of annual base salary or regular hourly wage rate, as applicable, paid by Seller and its Affiliates to such Branch Employee as of the Business Day prior to the Closing Date;

(ii)          Each Branch Employee, as an employee of Purchaser, shall be eligible to receive the same incentive compensation opportunity as is available to similarly situated employees of Purchaser as in effect on the Closing Date;

(iii)         Each Branch Employee shall be eligible to receive employee benefits substantially comparable, in the aggregate, to those available to similarly situated employees of Purchaser as in effect from time to  time;

(iv)        Subject to the Branch Employee’s continued employment with Purchaser and Seller’s obligation under Section 8.7(h), the Branch Employee shall be entitled to receive any incentive compensation with respect to any Pipeline Mortgage Loan as if the Branch Employee continued to be an employee of Seller; and

(v)         Each Branch Employee shall be such employment at a job location that is no more than twenty (20) miles from such Branch Employee’s primary workplace immediately prior to the Closing Date; provided that any Purchased Branch employee who is offered employment and who, as of the date hereof, works principally from his or her home, shall be offered employment that permits him or her to continue to do so.

(c)           Severance Payments.  With respect to any Transferred Employee whose employment is terminated by Purchaser for any reason other than cause on or before the first anniversary of the applicable Transfer Date, Purchaser shall pay to such Transferred Employee the greater of (a) the amount of cash severance pay such Transferred Employee would have received if he or she separated from Seller as of June 30, 2012 under the applicable severance plan or policy maintained by Seller and its Affiliates as described in Schedule 8.7(c) of the Seller Disclosure Schedule, or (b) the amount of cash severance pay payable to such Transferred Employee under any applicable severance plan or policy of Purchaser and its Affiliates in effect at the time of such termination of employment; provided, however, that in each case such Transferred Employee shall be credited for service as described in Section 8.7(d) of the Agreement. In addition and notwithstanding any provision herein to the contrary, if a Branch Employee does not receive an offer from Purchaser in compliance with Sections 8.7(a) and (b) of this Agreement and such Branch Employee’s employment with Seller is terminated by Seller during the three (3) month-period following the Closing Date (or, in the case of Leave Employees, following the date upon which the Leave Recipient is able to return to active status; provided that such return occurs within six months of the Closing Date or such longer period as required by applicable law), then Purchaser shall reimburse Seller, within thirty (30) days of receipt of an invoice from Seller, for the costs of any severance benefits (including the costs incurred during any notice period or pay in lieu of notice) payable by Seller to such Branch Employee as provided in this Section 8.7(c).  However, if a Branch Employee receives an offer of employment from Purchaser in compliance with Sections 8.7(a) and (b) of this Agreement and fails to accept such offer of employment, the foregoing sentence shall not be applicable to a termination of such Branch Employee.

(d)           Credit for Service. Purchaser shall cause each benefit plan maintained, sponsored, adopted or contributed to by Purchaser or its Affiliates in which Transferred Employees are eligible to participate (collectively, the “Purchaser Benefit Plans”), to take into account for all purposes under Purchaser Benefit Plans (but not for purposes of defined benefit pension accruals under any defined benefit plan) the service of such employees with Seller or its Affiliates (including any predecessors)  prior to the applicable Transfer Date to the same extent as such service was credited for the applicable purpose by Seller or the applicable Affiliate.

(e)           Pre-Existing Conditions. Purchaser shall, and shall cause its Affiliates to, (i) use commercially reasonable efforts to waive limitations on benefits relating to any pre-existing conditions of the Transferred Employees and their eligible dependents to the extent that such limitations were waived under any applicable employee benefit or welfare plan in which such Transferred Employee participated prior to the applicable Transfer Date, and (ii) use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under their health plans applicable to Transferred Employees, deductible and out-of-pocket expenses paid by Transferred Employees and their respective dependents under Seller’s or any of its Affiliates’ health or welfare plans in the calendar year in which the Transfer Date occurs.  Seller shall, in this connection, provide Purchaser with information with respect to such Transferred Employee to assist in determining the expenses incurred by the Transferred Employees to satisfy applicable deductibles and co-payments by the Transferred Employee and their eligible dependents.

(f)           Rollover of 401(k) Plan Accounts and Loans.  Prior to the Closing Date and thereafter (as applicable), Seller and Purchaser shall take any and all action as may be required, including, if necessary, amendments to the tax qualified defined contribution plan of Seller in which Transferred Employees participate (the “Seller 401(k) Plan”) and/or the tax qualified defined contribution plan of Purchaser (the “Purchaser 401(k) Plan”), to permit each Transferred Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), including of Loans, in cash or notes (in the case of Loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Transferred Employee from the Seller 401(k) Plan to the Purchaser 401(k) Plan.

(g)           Welfare and Other Benefits Generally.  Except as otherwise agreed in writing by the parties with respect to any health flexible spending accounts: (i) as between Purchaser and Seller, Seller and its Affiliates shall be solely responsible for (A) claims for welfare benefits and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee (and his or her spouse, dependents or beneficiaries) before his or her Transfer Date, (B) claims relating to COBRA Continuation Coverage under Seller’s health benefit plans (and for providing any notices related thereto) attributable to “qualifying events” with respect to any Branch Employee and his or her beneficiaries and dependents occurring before or on the Closing Date, (C) all obligations of Seller to Transferred Employees for accrued payroll and other compensation up to the Transfer Date, (D) any and all retirement, pension, and profit sharing benefits payments to Transferred Employees up to the Transfer Date and (ii) Purchaser and its Affiliates shall be solely responsible for (A) claims for welfare benefits and for workers compensation, in each case that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date, and (B) claims relating to COBRA Continuation Coverage under Purchaser’s health benefit plans attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur after such Transferred Employee’s Transfer Date.  For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose.  A disability or workers’ compensation claim shall be considered incurred before the relevant Transferred Employee’s Transfer Date if the injury or condition giving rise to the claim occurs before such Transfer Date.

(h)           Certain Incentive Compensation.  Not later than fifteen (15) days following the end of each month that a Transferred Employee becomes entitled to incentive compensation with respect to a Pipeline Mortgage Loan pursuant to Section 8.7(b)(iv), Seller shall (i) notify of the Purchaser of the amounts of incentive compensation to which each Transferred Employee is entitled with respect to such month and (ii) subject to Purchaser’s confirmation that the Transferred Employee continues to be employed by Purchaser, Seller shall deposit cash in the aggregate amount of such incentive compensation to the Purchaser’s demand deposit account maintained with Seller pursuant to Section 4.9(e).

(i)            No Third-Party Rights or Amendment to Benefit Plans.  Nothing in this Agreement shall be construed to grant any Branch Employee or Transferred Employee a right to continued employment by, or to receive any payments or benefits from, Purchaser or Seller or their respective Affiliates or through any employee benefit plan.  This Agreement shall not limit Purchaser’s or Purchaser’s Affiliate’s ability or right to amend or terminate any benefit or compensation plan or program of Purchaser or its Affiliates and nothing contained herein shall be construed as an amendment to or modification of any such plan.  This Section 8.7 shall be binding upon and inure solely to the benefit of each party to this Agreement, and nothing in this Section 8.7, express or implied, is intended to confer upon any other Person, including any current or former director, officer or employee of Seller or any of its Affiliates, any rights or remedies of any nature whatsoever under or by reason of this Section 8.7.

ARTICLE 9

CONDITIONS TO CLOSING

9.1.           Conditions to Obligations of Purchaser.  Unless waived in writing by Purchaser, the obligation of Purchaser to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)           Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)           Orders. No court or governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) (any of the foregoing, an “Order”) that is in effect and that prohibits or makes illegal the consummation of the P&A Transaction.

(c)           Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects, in each case at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specified date need only be true on and as of such date) except where the failure of such representations and warranties to be true would not, individually or in the aggregate, have Material Adverse Effect with respect to Seller.

(d)           Covenants and Other Agreements. Seller shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e)           Seller Officers’ Certificate. Purchaser shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Seller to the effect that each of the conditions specified above in Sections 9.1(c) and (d) are satisfied in all respects.

9.2.          Conditions to Obligations of Seller.  Unless waived in writing by Seller, the obligation of Seller to consummate the P&A Transaction is conditioned upon satisfaction of each of the following conditions:

(a)           Regulatory Approvals. The Regulatory Approvals shall have been made or obtained, and shall remain in full force and effect, and all waiting periods applicable to the consummation of the P&A Transaction shall have expired or been terminated.

(b)           Orders. No Order shall be in effect that prohibits or makes illegal the consummation of the P&A Transaction.

(c)           Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true in all respects in each case at and as of the date of this Agreement and at and as of the Closing Date as though such representations and warranties were made at and as of such time (except that representations and warranties as of a specific date need to be true only as of such date); provided, however, that for purposes of determining the satisfaction of the condition set forth in this Section 9.2(c), such representations and warranties shall be deemed to be so true and correct if the failure or failures of such representations and warranties to be true and correct (such representations and warranties to be read for this purpose without reference to any qualification set forth therein relating to “materiality” or “Material Adverse Effect”) do not constitute, individually or in the aggregate, a Material Adverse Effect with respect to Purchaser.

(d)           Covenants and Other Agreements. Purchaser shall have performed its covenants and agreements herein on or prior to the Closing Date in all material respects.

(e)           Purchaser Officers’ Certificate. Seller shall have received at the Closing a certificate dated as of the Closing Date and executed by the Chief Executive Officer, the Chief Financial Officer, the President or any Executive Vice President or Senior Vice President of Purchaser to the effect that each of the conditions specified above in Sections 9.2(c) and (d) are satisfied in all respects.

ARTICLE 10

TERMINATION

10.1.        Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by the mutual written agreement of Purchaser and Seller;

(b)           by Purchaser if (i) at the time of such termination any of the representations and warranties of Seller contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.1(c) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Seller or SFC hereunder to the extent that the condition set forth in Section 9.1(d) cannot be satisfied, and, in the case of (i) or (ii) such breach or failure is not or cannot be remedied by Seller or SFC within thirty (30) calendar days after receipt of notice in writing from Purchaser specifying the nature of such breach or failure and requesting that it be remedied; provided, however, there shall not be any thirty (30) calendar-day cure period for any breach of Section 7.6 ; and, provided, further, that Purchaser may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.1(c) or Section 9.1(d) to be satisfied if such failure was solely caused by Purchaser’s breach of this Agreement or failure to act in good faith or Purchaser’s or any of its representative’s failure to use commercially reasonable efforts to cause the Closing to occur;

(c)           by Seller, if (i) at the time of such termination any of the representations and warranties of Purchaser contained in this Agreement shall not be true and correct to the extent that the condition set forth in Section 9.2(c) cannot be satisfied, or (ii) there shall have been any breach of any covenant, agreement or obligation of Purchaser hereunder to the extent that the condition set forth in Section 9.2(d) cannot be satisfied, and, in the case of (i) or (ii), such breach or failure is not or cannot be remedied by Purchaser within thirty (30) days after receipt of notice in writing from Seller specifying the nature of such breach or failure and requesting that it be remedied; provided that Seller may not terminate this Agreement based upon the failure of the conditions set forth in Section 9.2(c) or Section 9.2(d) to be satisfied if such failure was solely caused by Seller’s or any of its representative’s failure to act in good faith or Seller’s breach of this Agreement or failure to use commercially reasonable efforts to cause the Closing to occur;

(d)           by Seller or Purchaser, in the event the Closing has not occurred by March 31, 2013 (the “End Date”), unless the failure to so consummate is due to a breach of this Agreement by the party seeking to terminate;

(e)           by either Seller or Purchaser, if any governmental agencies or authorities that must grant a Regulatory Approval has denied approval of the P&A Transaction and such denial has become final and nonappealable or any governmental agency or authority of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the P&A Transaction; or

(f)           by Purchaser, if the Regulatory Approvals shall contain or require, as a condition to the granting thereof, (i) any modification to any term of this Agreement or the transactions contemplated hereby, (ii) any divestiture of any of the Assumed Deposits, the Assets or any other assets of Purchaser, or (iii) any extraordinary requirement of, or restriction on the operation of the Assets and Assumed Liabilities or otherwise by, Purchaser following the Closing Date, where the conditions referred to in clauses (i), (ii) or (iii), individually or in the aggregate, would have a material and adverse effect with respect to the business, financial condition or results of operations of Purchaser measured on a scale relative to the business represented by the Branches, the Home Loan Division, the Assets and the Assumed Liabilities, taken as a whole.

(g)           by Seller, if the Regulatory Approvals shall contain or require, as a condition to the granting thereof, (i) any modification to any term of this Agreement or the transactions contemplated hereby, (ii) any divestiture of any of the Assumed Deposits, the Assets or any other assets of Seller, or (iii) any extraordinary requirement of, or restriction on the operation of Seller following the Closing Date, where the conditions referred to in clauses (i), (ii) or (iii), individually or in the aggregate, would have a material and adverse effect with respect to the business, financial condition or results of operations of Seller.

10.2.        Effect of Termination.

(a)           In the event of termination of this Agreement and abandonment of the transactions contemplated hereby pursuant to Section 10.1, no party hereto (or any of its directors, officers, employees, agents or Affiliates) shall have any liability or further obligation to any other party, except as provided in Sections 7.2(b) or 10.2(b), and except that neither Seller nor Purchaser shall be relieved or released from any liabilities or damages arising out of any willful breach of this Agreement.

(b)           In the event this Agreement is terminated pursuant to Section 10.1(c), Section 10.1(d) other than as a result of a breach of this Agreement by Seller (other than any such breach that is unintentional and immaterial in effect), Section 10.1(e) or Section 10.1(f), Purchaser shall promptly, but in no event later than two (2) days after the date of such termination, pay Seller all of the documented out-of-pocket expenses incurred by Seller or any of its Affiliates in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum of $100,000, payable by wire transfer of same day funds to one or more accounts designated by Seller.

ARTICLE 11

INDEMNIFICATION

11.1.        Indemnification.  (17) Subject to Section 12.1, Seller shall indemnify and hold harmless Purchaser and any Person directly or indirectly controlling or controlled by Purchaser, and their respective directors, officers, employees and agents, from and against any and all Losses asserted against or incurred by Purchaser arising out of or attributable to the following:

(i)           any breach of any representation or warranty made by Seller in this Agreement (disregarding for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach) any qualification on any such representation or warranty as to “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

(ii)          any breach of any covenant or agreement to be performed by Seller pursuant to this Agreement;

(iii)         any Excluded Taxes; or

(iv)         any Excluded Liability.

(b)           Subject to Section 12.1, Purchaser shall indemnify and hold harmless Seller and any Person directly or indirectly controlling or controlled by Seller, and their respective directors, officers, employees and agents from and against any and all Losses asserted against or incurred by Seller arising out of or attributable to the following:

(i)           any breach of any representation or warranty made by Purchaser in this Agreement (disregarding for purposes of determining the amount of any Loss (but not for purposes of determining whether there has been a breach) any qualification on any such representation or warranty as to “materiality,” “in all material respects,” “Material Adverse Effect” or similar materiality qualifications);

(ii)          any breach of any covenant or agreement to be performed by Purchaser pursuant to this Agreement; or

(iii)         the Assumed Liabilities or any legal action, administrative or judicial proceeding, claim, penalty, liability, obligation or duty to the extent arising out of Purchaser’s operation after the Closing of the business represented by the Branches, the Home Loan Division, the Assets or the Assumed Liabilities.

(c)           In the event any indemnified party becomes aware of any act, circumstance, development, event, fact, occurrence, statement or omission with respect to which a claim for Losses may be asserted under this Article 11 that is not a Third Party Claim (a “Direct Claim”), the indemnified party shall promptly deliver notice of such Direct Claim to the indemnifying party in writing, specifying (to the extent known) the factual basis for such Direct Claim and the amount, or an estimate, if known or reasonably determinable, of the Losses which the indemnified party claims as a result of such Direct Claim; provided, however, that, subject to the Survival Periods set forth in Section 12.1(a), any delay or failure by the indemnified party to give such notice shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that the indemnifying party is materially and adversely prejudiced by reason of such delay or failure. If the indemnifying party does not notify the indemnified party within twenty (20) calendar days following its receipt of such notice that the indemnifying party disputes its liability to the indemnified party under this Section 11.1(c), such Direct Claim specified by the indemnified party in such notice shall be conclusively deemed a liability of the indemnifying party under this Section 11.1(c) or, in the case of any notice in which the amount of the Direct Claim (or any portion thereof) is estimated, on such later date when the amount of such Direct Claim (or such portion thereof) becomes finally determined. Within ten (10) calendar days of the final determination of the amount of the Direct Claim pursuant to the terms of this Section 11.1(c), the indemnifying party shall pay to the indemnified party an amount equal to the Direct Claim by wire transfer of immediately available funds to the bank account or accounts designated in writing by the indemnified party not less than one (1) Business Day prior to such payment.

(d)           To exercise its indemnification rights under this Section 11.1 as a result of the assertion against it by any third party of any claim or potential liability for which indemnification is provided under this Article 11 (a “Third Party Claim”), the indemnified party shall promptly notify the indemnifying party of the assertion of such Third Party Claim, discovery of any such potential liability or the commencement of any action or proceeding in respect of which indemnity may be sought hereunder; provided, however, that, subject to the Survival Periods set forth in Section 12.1(a), any delay or failure by the indemnified party to give notice shall not relieve the indemnifying party of any liability it may have to such indemnifying party to the extent that such failure does not actually and materially prejudice the indemnifying party. The indemnified party shall advise the indemnifying party of all facts relating to such assertion within the knowledge of the indemnified party, and shall afford the indemnifying party the opportunity, at the indemnifying party’s sole cost and expense, to defend against such Third Party Claims (which election must be made by the indemnifying party within fifteen (15) calendar days after having been notified by the indemnified party of the existence of such Third Party Claims and shall be subject to the indemnifying party’s admission in writing of its obligation to indemnify the indemnified party for any Losses in respect of the Third Party Claim). Counsel selected by the indemnifying party to defend any such Third Party Claim shall be a nationally or regionally recognized law firm with the experience and resources to defend the indemnified party against any such Third Party Claim in any such proceeding (and shall be consented to by the indemnified party, such consent not to be unreasonably withheld, conditioned or delayed). In any such action or proceeding, the indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at its own expense unless (i) the indemnifying party and the indemnified party mutually agree to the retention of such counsel, (ii) the indemnifying party fails to elect to assume the defense, in accordance with the terms of this Section 11.1(d), of a suit, action or proceeding within the fifteen (15) calendar-day time period, (iii) in the event that the indemnifying party elects to assume the defense of a suit, action or proceeding, in the course of such defense, the indemnifying party fails to continue to take reasonable steps to diligently defend any such Third Party Claim, or (iv) the named parties to any such suit, action or proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party, and in the reasonable judgment of the indemnified party based on the written advice of counsel, that, representation of the indemnifying party and the indemnified party by the same counsel would be inadvisable due to actual or potential differing defenses or conflicts of interests between them that make joint representation inappropriate, then in all such cases of clauses (i), (ii), (iii) and (iv), the indemnifying party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the indemnified parties. Within ten (10) calendar days of determination of the amount of a Third Party Claim becoming non-appealable (whether as a result of procedural exhaustion or lapse of time), the indemnifying party shall pay to the indemnified party an amount equal to the Third Party Claim by wire transfer of immediately available funds to the bank account or accounts designated in writing by the indemnified party not less than one (1) Business Day prior to such payment.

(e)           Neither party to this Agreement shall settle, compromise, discharge or consent to an entry of judgment with respect to a claim or liability subject to indemnification under this Article 11 without the other party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the indemnifying party may agree without the prior written consent of the indemnified party to any settlement, compromise, discharge or consent to an entry of judgment in each case that by its terms (i) obligates the indemnifying party to pay the full amount of the liability in connection with such claim and that unconditionally releases the indemnified party and its Affiliates from all liability or obligation in connection with such claim and (ii) does not impose injunctive or other non-monetary equitable relief against the indemnified party or its Affiliates, or their respective businesses.

(f)           Notwithstanding anything to the contrary contained in this Agreement:

(i)           An indemnifying party shall not be liable under Section 11.1(a)(i) or Section 11.1(b)(i) for any Losses sustained by the indemnified party unless and until the aggregate amount of all indemnifiable Losses sustained by the indemnified party in respect of Section 11.1(a)(i) or Section 11.1(b)(i), as applicable, shall exceed $200,000, in which event the indemnifying party shall provide indemnification hereunder in respect of all such indemnifiable Losses in excess of $200,000; provided, however, the maximum aggregate amount of indemnification payments payable by Seller pursuant to Section 11.1(a)(i) or by Purchaser pursuant to Section 11.1(b)(i), as applicable, shall be $5 million.

(ii)          In no event shall either party hereto be entitled to consequential or punitive damages or damages for lost profits in any action relating to the subject matter of this Agreement; provided that the foregoing shall not limit the right of an indemnified party to indemnification in accordance with this Article 11 with respect to any component of any claim, settlement, award or judgment against such party by any unaffiliated third party.

(iii)         Each party shall cooperate, and cause their respective Affiliates to cooperate, fully in all aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement or discharge of any claim in respect of which indemnity is sought pursuant to this Article 11, including by providing the other party with reasonable access to employees and officers (including as witnesses) and other information

(iv)        The amount of any Losses of any indemnified party under this Article 11 shall be reduced by the amount, if any, (1) received by the indemnified party from any third party (including any insurance company or other insurance provider (such amount being referred to herein as a “Third-Party Reimbursement”)), in respect of the Losses suffered thereby and (2) of all Tax benefits actually realized by the indemnified party as a result of such Losses.  Any indemnified party having a claim under these indemnification provisions shall use reasonable best efforts to recover under all Third-Party Reimbursement (including under applicable insurance policies) so as to reduce the amount of any Losses hereunder.  If, after receipt by an indemnified party of any indemnification payment hereunder, such Person receives or becomes entitled to receive a Third-Party Reimbursement in respect of the same Losses (whether in whole or in part) for which indemnification was made and such Third-Party Reimbursement was not taken into account in assessing the amount of indemnification, then the indemnified party shall promptly turn over all or the relevant portion of such Third-Party Reimbursement to the indemnifying party up to the amount of the indemnification paid pursuant hereto.

(g)           Notwithstanding the foregoing, if a third-party claim includes or would reasonably be expected to include both a claim for Taxes that are Assumed Liabilities pursuant to Section 2.2(a)(vi) (“Purchaser Taxes”) and a claim for Taxes that are not Assumed Liabilities pursuant to Section 2.2(a)(vi) (“Seller Taxes”), and such claim for Seller Taxes is not separable from such a claim for Purchaser Taxes, Purchaser (if the claim for Purchaser Taxes exceeds or reasonably would be expected to exceed in amount the claim for Seller Taxes) or otherwise Seller (Seller or Purchaser, as the case may be, the “Controlling Party”) shall be entitled to control the defense of such third-party claim (such third-party claim, a “Tax Claim”). In such case, the other party (Seller or Purchaser, as the case may be, the “Non-Controlling Party”) shall be entitled to participate fully (at the Non-Controlling Party’s sole expense) in the conduct of such Tax Claim and the Controlling Party shall not settle such Tax Claim without the consent of such Non-Controlling Party (which consent shall not be unreasonably withheld, conditioned or delayed). The costs and expenses of conducting the defense of such Tax Claim shall be reasonably apportioned based on the relative amounts of the Tax Claim that are Seller Taxes and that are Purchaser Taxes.

(h)           An indemnified party shall use commercially reasonable efforts to mitigate any claim or liability that such indemnified party asserts under this Article 11; provided that the indemnified party shall not be required to incur any out-of-pocket fees or expenses in connection with such mitigation. In the event that an indemnified party shall fail to use such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained in this Agreement, the indemnifying party shall not be required to indemnify any indemnified party for any portion of a Loss that could reasonably be expected to have been avoided if the indemnified party had made such efforts.

11.2.        Exclusivity.  After the Closing, except as expressly set forth in Sections 4.8 and 8.4, and except in the case of fraud or willful breach, this Article 11 will provide the exclusive remedy for any breach of representation or warranty set forth in this Agreement or otherwise arising out of this Agreement or the P&A Transaction; provided that the foregoing shall not prevent a party from obtaining specific performance, injunctive relief or any other available non-monetary equitable remedy.

11.3.        As-Is Sale; Waiver of Warranties.  Except for representations and warranties expressly set forth in this Agreement, Purchaser acknowledges that the Assets and Assumed Liabilities are being sold and accepted on an “AS-IS-WHERE-IS” basis, and are being accepted without any representation or warranty. As part of Purchaser’s agreement to purchase and accept the Assets and Assumed Liabilities AS-IS-WHERE-IS, and not as a limitation on such agreement, TO THE FULLEST EXTENT PERMITTED BY LAW, SELLER HEREBY DISCLAIMS AND PURCHASER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES AND RELEASES ANY AND ALL ACTUAL OR POTENTIAL RIGHTS PURCHASER MIGHT HAVE AGAINST SELLER OR ANY PERSON DIRECTLY OR INDIRECTLY CONTROLLING SELLER REGARDING ANY FORM OF WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR TYPE, RELATING TO THE ASSETS AND ASSUMED LIABILITIES EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OTHERWISE SET FORTH IN THIS AGREEMENT. SUCH WAIVER AND RELEASE IS, TO THE FULLEST EXTENT PERMITTED BY LAW, ABSOLUTE, COMPLETE, TOTAL AND UNLIMITED IN EVERY WAY. SUCH WAIVER AND RELEASE INCLUDES TO THE FULLEST EXTENT PERMITTED BY LAW, BUT IS NOT LIMITED TO, A WAIVER AND RELEASE OF EXPRESS WARRANTIES (EXCEPT THOSE REPRESENTATIONS AND WARRANTIES OTHERWISE SET FORTH IN THIS AGREEMENT), IMPLIED WARRANTIES, WARRANTIES OF FITNESS FOR A PARTICULAR USE, WARRANTIES OF NON-INFRINGEMENT, WARRANTIES OF MERCHANTABILITY, WARRANTIES OF HABITABILITY, STRICT LIABILITY RIGHTS AND, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, CLAIMS OF EVERY KIND AND TYPE, INCLUDING BUT NOT LIMITED TO CLAIMS REGARDING DEFECTS WHICH WERE NOT OR ARE NOT DISCOVERABLE, ALL OTHER EXTANT OR LATER CREATED OR CONCEIVED OF STRICT LIABILITY OR STRICT LIABILITY TYPE CLAIMS AND RIGHTS.

ARTICLE 12

MISCELLANEOUS

12.1.        Survival.  (18) The parties’ respective representations and warranties contained in this Agreement or any Schedule to this Agreement shall survive until the date that is eighteen (18) months following the Closing Date except that the representations and warranties contained in Sections 5.1, 5.14, 5.20, 6.1 and 6.7 shall survive until the expiration of the applicable statute of limitations; and thereafter neither party may claim any Loss in relation to a breach thereof (the “Survival Period”); provided, that the claims set forth in any claim for indemnity made by an indemnified party on or prior to the applicable Survival Period shall survive until such claim is finally resolved. The agreements and covenants contained in this Agreement shall not survive the Closing except to the extent expressly contemplating performance thereafter.

(b)           No claim based on any breach of any representation or warranty shall be valid or made unless notice with respect thereto is given to the indemnifying party in accordance with this Agreement.

12.2.        Assignment.  Neither this Agreement nor any of the rights, interests or obligations of either party may be assigned by Seller and SFC, on the one hand, or Purchaser, on the other hand, without the prior written consent of the other parties, and any purported assignment in contravention of this Section 12.2 shall be void.

12.3.        Binding Effect.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

12.4.        Public Notice.  Prior to the Closing Date, neither Purchaser nor Seller shall make or cause to be made any press release for general circulation, public announcement or disclosure or issue any notice or general communication to Branch Employees or issue or deliver any notice, mailing or materials the Branch customers with respect to any of the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser and Seller each agree that, without the other party’s prior written consent, it shall not release or disclose any of the terms or conditions of the transactions contemplated herein to any other Person (other than any bank Regulatory Authority). Notwithstanding the foregoing, each party may make such public disclosure as, based on the advice of its counsel, may be required by law, stock exchange rules or as necessary to obtain the Regulatory Approvals after making reasonable efforts under the circumstances to consult with the non-disclosing party prior to such disclosure.

12.5.        Notices.  All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents shall be in writing and delivered to the applicable party at the address indicated below:

If to Seller:

Sterling Savings Bank
111 North Wall Street
Spokane, Washington 99201
Attention: Patrick Rusnak
Fax: (509) 358-6191

With a copy to:

Bingham McCutchen, LLP
600 Anton Boulevard, 18th Floor
Costa Mesa, CA 92626
Attention: Joshua A. Dean, Esq.
Fax: (714) 830-0733

If to Purchaser:

Eagle Bancorp Montana, Inc.
1400 Prospect
P.O. Box 4999
Helena, MT 59604
Attention: Peter J. Johnson
Fax: (406) 457-4013

With a copy to

Nixon Peabody, LLP
400 Ninth Street, NW, Suite 900
Washington, DC 20004
Attention: Raymond J. Gustini, Esq.
Fax: (202) 585-8080

or, as to each party at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 12.5. Any notices shall be in writing, including telegraphic or facsimile communication, and may be sent by registered or certified mail, return receipt requested, postage prepaid, or by fax, or by overnight delivery service. Notice shall be effective upon actual receipt thereof.

12.6.        Expenses.  Except as expressly provided otherwise in this Agreement, each party shall bear any and all costs and expenses that it incurs, or that may be incurred on its behalf, in connection with the preparation of this Agreement and consummation of the transactions described herein, and the expenses, fees, and costs necessary for any approvals of the appropriate Regulatory Authorities.

12.7.        Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of Washington applicable to agreements made and entirely to be performed in such state and without regard to its principles of conflict of laws. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court sitting in the State of Washington.

12.8.        Waiver of Jury Trial.  The parties hereby waive, to the fullest extent permitted by law, any right to trial by jury of any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions contemplated hereby, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise. The parties hereby further agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that the parties may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12.9.        Entire Agreement; Amendment.  (19) This Agreement contains the entire understanding of and all agreements between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understanding, oral or written, pertaining to any such matters, which agreements or understandings shall be of no force or effect for any purpose; provided, however, that the terms of any confidentiality agreement the parties hereto previously entered into shall, to the extent not inconsistent with any provisions of this Agreement, continue to apply until the Closing.

(b)           This Agreement may not be amended or supplemented in any manner except by mutual agreement of the parties and as set forth in a writing signed by the parties hereto or their respective successors in interest. The waiver of any beach of any provision under this Agreement by any party shall not be deemed to be waiver of any preceding or subsequent breach under this Agreement. No such waiver shall be effective unless in writing.

12.10.      Third-Party Beneficiaries.  Except as expressly provided in Section 11.1, this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than Seller, SFC and Purchaser.

12.11.      Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.12.      Headings.  The headings used in this Agreement are inserted for purposes of convenience of reference only and shall not limit or define the meaning of any provisions of this Agreement.

12.13.      Severability.  If any provision of this Agreement, as applied to any party or circumstance, shall be judged by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall in no way effect any other provision of this Agreement, the application of any such provision and any other circumstances or the validity or enforceability of the other provisions of this Agreement.

12.14.      Interpretation.  When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article, Section of or Exhibit to this Agreement unless otherwise indicated. The Recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 4.18(a)” would be part of “Section 4.18” and references to “Section 4.18” would also refer to material contained in the subsection described as “Section 4.18(a)”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

12.15.      Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof (and, more specifically, that irreparable damage would likewise occur if the P&A Transaction was not consummated), and, accordingly, that the parties shall be entitled, without the necessity of posting a bond or other security, to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the P&A Transaction, subject to the terms and conditions of this Agreement).

[End of Agreement; Remainder of page intentionally left blank; Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date and year first above written.

STERLING SAVINGS BANK

By:	/s/ Patrick J. Rusnak
Name:	Patrick J. Rusnak
Title:	Chief Financial Officer

EAGLE BANCORP MONTANA, INC.

By:	/s/ Peter J. Johnson
Name:	Peter J. Johnson
Title:	Chief Executive Officer

AMERICAN FEDERAL SAVINGS BANK

By:	/s/ Peter J. Johnson
Name:	Peter J. Johnson
Title:	Chief Executive Officer